UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

April 30, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 15, 2010 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

In connection with our 2010 Annual Meeting of Stockholders, we have elected to provide access to our proxy materials over the Internet to all stockholders under the Securities and Exchange Commission’s “notice and access” rules. We believe that our use of this process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. Hard copies of the proxy materials, including the Proxy Statement and Annual Report, will be mailed upon request.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we ask you to vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy or voting instruction form regarding each of these voting options.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials or, if you vote by telephone or Internet, indicating your plans when prompted.

Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Gary L. Lauer

Chairman of the Board of Directors, President

and Chief Executive Officer

EHEALTH, INC.

Notice of Annual Meeting of Stockholders

to be held on June 15, 2010

To the Stockholders of eHealth, Inc.:

The Annual Meeting of Stockholders of eHealth, Inc., a Delaware corporation will be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 15, 2010 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect two (2) Class I directors, Scott N. Flanders and Michael D. Goldberg, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010;

3.	To approve the material terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive Plan to continue to enable certain incentive compensation under such plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

4.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of eHealth as of the close of business on April 23, 2010 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares.

By Order of the Board of Directors,

Bruce A. Telkamp

Secretary

Mountain View, California

April 30, 2010

Whether or not you expect to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the annual meeting. As a result of recent regulatory changes, your broker will NOT be able to vote your shares in the election of directors unless your broker receives specific voting instructions from you. We strongly encourage you to vote.

You may submit your proxy or voting instructions for the annual meeting by using the telephone or the internet or, if you requested to receive printed proxy materials, you may also submit your proxy or voting instructions by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” in this proxy statement and the instructions on the proxy, voting instruction form or important notice regarding availability of proxy materials. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder.

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

PROXY STATEMENT

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 15, 2010 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about April 30, 2010.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•

The election of two (2) Class I directors, Scott N. Flanders and Michael D. Goldberg, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010; and

•

The approval of the material terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive Plan to continue to enable certain incentive compensation under such plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

What are the recommendations of the board of directors?

Our board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class I directors;

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010; and

•	“FOR” approval of the materials terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive Plan for purposes of complying with Internal Revenue Code Section 162(m).

Will there be any other items of business on the agenda?

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on April 23, 2010 (the “Record Date”), there were 23,523,335 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who is entitled to vote?

Stockholders holding shares of eHealth common stock at the close of business on the Record Date may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. As a result of recent regulatory changes, your broker will not be able to vote your shares in the election of directors unless your broker receives specific voting instructions from you. You must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1). We strongly encourage you to vote.

How do I vote?

You may vote using any of the following methods:

•

By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on the Important Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) or, in the case of stockholders of record who have requested to receive printed proxy materials, by accessing the website specified on the proxy cards provided by Computershare Trust Company, N.A., our transfer agent. Stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the Notice of Availability or, in the case of beneficial holders of shares in street name who have requested to receive printed proxy materials, by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•

By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their Notice of Availability or, in the case of stockholders of record who have requested to receive printed proxy materials, by following the telephone voting instructions specified on the proxy cards. Stockholders who hold shares beneficially in street name, live in the United States or Canada and have requested to receive printed proxy materials may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

By Mail. Stockholders of record of our common stock as of the Record Date who have requested paper copies of their proxy materials may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated Class I directors, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 and “FOR” the approval of the material terms of eHealth’s Amended and Restated 2006 Equity Incentive Plan for purposes of complying with Internal Revenue Code Section 162(m). Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

In the election of the Class I directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 and the approval of the material terms of eHealth’s Amended and Restated 2006 Equity Incentive Plan for purposes of complying with Internal Revenue Code Section 162(m), you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class I nominees to the board of directors, “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 and “FOR” approval of the material terms of eHealth’s Amended and Restated 2006 Equity Incentive Plan for purposes of complying with Internal Revenue Code Section 162(m), and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 and the approval of the material terms of eHealth’s Amended and Restated 2006 Equity Incentive Plan.

What vote is required to approve each item?

In the election of directors, the two persons receiving the highest number of “FOR” votes cast at the Annual Meeting in person or by proxy will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 and the approval of the material terms of eHealth’s Amended and Restated 2006 Equity Incentive Plan for purpose of complying with Internal Revenue Code Section 162(m) require the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy.

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.”

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (1) has not received voting instructions from the beneficial owner with respect to a particular proposal and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 (Proposal 2) and the approval of the material terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive Plan for purposes of complying with Internal Revenue Code Section 162(m) (Proposal 3), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1).

Unlike in prior years, if you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes were made to take away the ability of your bank, broker, or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote in the election of directors, no votes on that proposal will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

I am a stockholder, and I only received a copy of the Important Notice Regarding Availability of Proxy Materials in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules adopted by the Securities and Exchange Commission, we may furnish proxy materials, including this Proxy Statement and our 2009 Annual Report, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Availability, which was mailed to all of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver a single copy of the Notice of Availability and, if applicable, the proxy materials and the 2009 Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, the proxy materials and the 2009 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, these proxy materials or the 2009 Annual Report, stockholders may contact us at the following address and telephone number:

Investor Relations

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How are proxies solicited?

The costs and expenses of soliciting the proxy accompanying this Proxy Statement from stockholders will be borne by us. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We may also engage the services of a proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes, for which we will pay customary fees plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare Trust Company, N.A.

Date of Our Fiscal Year End.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2009 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of seven directors. Our certificate of incorporation provides a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year.

Our Class I directors, whose terms will expire at the Annual Meeting, are Mr. Scott N. Flanders and Mr. Michael D. Goldberg. If elected, Messrs. Flanders and Goldberg will serve as directors until the Annual Meeting of Stockholders in 2013 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxies will be voted, unless otherwise indicated, for the election of the nominees for election as Class I directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person(s) as substitute nominee(s) as the board of directors may designate in place of such nominee(s).

Nominees for Class I Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each director has given us about his age, positions held, principal occupation and business experience for the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our directors that contribute to the board’s effectiveness as a whole. We believe that all of our directors possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

The names of the nominees for Class I directors and certain biographical information about them as of the date of this proxy statement are set forth below:

Name	Age	Position and Offices Held with the Company	Director Since
Scott N. Flanders(1)(2)(3)	53	Director	2008
Michael D. Goldberg(4)	52	Director	1999

(1)	Member of the Audit Committee
(2)	Chairperson of the Compensation Committee
(3)	Member of the Equity Incentive Committee
(4)	Member of the Nominating and Corporate Governance Committee

Scott N. Flanders. Director. Scott Flanders has served as a director since February 2008. Since July 2009, Mr. Flanders has served as the chief executive officer and director of Playboy Enterprises, Inc., a media and lifestyle company. Previously, Mr. Flanders served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, from January 2006 to June 2009, and as a member of its board of directors from 2001 to 2009. Freedom Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in September 2009. From 1999 to July 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree in economics from the University of Colorado and a J.D. from Indiana University. He is also a certified public accountant.

Mr. Flanders brings to our board of directors substantial management and operational expertise as a result of his leadership of several large media companies and his background in law and accounting, both of which are relevant to our overall business and the board’s oversight of management.

Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. In January 2005, Mr. Goldberg joined Mohr Davidow Ventures, a venture capital firm, as a general partner. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chairman until August 2001 and as its chief executive officer until March 1999. Mr. Goldberg previously served as president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A. from the Stanford Graduate School of Business. Mr. Goldberg brings to our board of directors his broad background as a seasoned entrepreneur, management consultant and as a venture capital investor focusing on medical-related industries, all of which has provided him with a deep understanding of the medical field and significant experience overseeing corporate strategy, evaluating operating strategy and evaluating business management teams.

Required Vote and Board of Directors Recommendation

The two candidates receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.

The board of directors recommends a vote “FOR” election as directors of each of the nominees set forth above.

Directors Not Standing for Election

The following paragraphs provide information as of the date of this proxy statement about the continuing members of our board of directors not standing for election at the Annual Meeting. Director service terms expire at the Annual Meeting in the years set forth below. The information presented includes information each director has given us about his age, positions held, principal occupation and business experience for the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our directors that contribute to the board’s effectiveness as a whole. We believe that all of our directors possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

Name	Age	Position with the Company	Class	Year Term Expires
Gary L. Lauer(1)	57	Chairman of the Board of Directors, President and Chief Executive Officer	III	2012
Steven M. Cakebread(2)(3)	58	Director	III	2012
Lawrence M. Higby(4)	64	Director	II	2011
Randall S. Livingston(5)	56	Director	II	2011
Jack L. Oliver(6)	41	Director	III	2012

(1)	Member of the Equity Incentive Committee
(2)	Chairperson of the Audit Committee
(3)	Lead Independent Director
(4)	Member of the Compensation Committee
(5)	Member of the Audit Committee
(6)	Chairperson of the Nominating and Corporate Governance Committee

Gary L. Lauer. Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Lauer has served as president and chief executive officer since December 1999, and as chairman of our board of directors since March 2002. Prior to joining us, Mr. Lauer was the chairman and chief executive officer of MetaCreations Corporation. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., a computing technology company, where he was a member of the senior executive team. Mr. Lauer started his career at IBM in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School. Mr. Lauer brings to our board of directors his extensive background in our company and his operational and industry expertise obtained from his experience as our chief executive officer for more than ten years and as a former senior executive of several technology companies.

Steven M. Cakebread. Director. Steven Cakebread has served as a director since June 2006. Since March 2010, Mr. Cakebread has served as the chief financial officer of Pandora Media, Inc., a provider of personalized internet radio and music discovery services. Mr. Cakebread served as the chief financial and administrative officer of Xactly Corporation, a provider of on-demand sales performance management software, from February to December 2009. Mr. Cakebread also served as the president and chief strategy officer of salesforce.com, a customer relationship management service provider, from February 2008 to January 2009 and as salesforce.com’s executive vice president and chief financial officer from May 2002 to February 2008. From April 1997 until April 2002, Mr. Cakebread served as senior vice president and chief financial officer at Autodesk, a software company. From April 1992 until April 1997, Mr. Cakebread was vice president of finance for Silicon Graphics World Trade. Mr. Cakebread also serves as a member of the board of directors of SolarWinds, Inc. Mr. Cakebread holds a B.S. in business from the University of California at Berkeley and an M.B.A. from Indiana University. Mr. Cakebread brings to our board of directors insight into opportunities and challenges facing global technology companies and considerable management, operational and financial expertise, including a deep understanding of accounting principles and financial reporting rules and regulations, acquired in his role as a senior strategic and finance executive of several global technology firms.

Lawrence M. Higby. Director. Lawrence Higby has served as a director since September 2008. From February 2002 to October 2008, Mr. Higby served as chief executive officer of Apria Healthcare Group Inc., a national provider of home healthcare products and services. From 1997 until his appointment as chief executive officer in February 2002, Mr. Higby served as Apria’s president and chief operating officer. Mr. Higby also served as Apria’s chief executive officer on an interim basis from January through May 1998. Prior to joining Apria, Mr. Higby served as president and chief operating officer of Unocal’s 76 Products Company and group vice president of Unocal Corporation from 1994 to 1997. From 1986 to 1994, Mr. Higby held various positions with the Times Mirror Company, including serving as executive vice president of the Los Angeles Times and chairman of the Orange County Edition. In 1986 Mr. Higby served as president and chief operating officer of America’s Pharmacy, Inc., a division of Caremark, Inc. Prior to that he was at PepsiCo for 10 years in various sales and marketing positions, including vice president of marketing for Pepsi Cola in the United States. Mr. Higby is also a director of Herbalife Ltd. Mr. Higby holds a B.S. degree in political science from the University of California and attended UCLA’s graduate school of business. Mr. Higby brings to our board of directors his substantial knowledge of the healthcare industry and his marketing, sales, and operational expertise acquired from his former roles as chief executive officer of a large healthcare company and past senior executive positions with several global companies.

Randall S. Livingston. Director. Randall Livingston has served as a director since December 2008. Mr. Livingston is the vice president for business affairs and chief financial officer of Stanford University and has served in this role since 2001. From 1999 to 2001, Mr. Livingston served as executive vice president and chief financial officer of OpenTV Corp., a provider of interactive television software and services. Mr. Livingston serves as a member of the board of directors of Genomic Health and Pacific Biosciences. Mr. Livingston received a B.S. in mechanical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Livingston brings to our board of directors substantial financial expertise that includes extensive knowledge of the financial and operational issues facing large companies acquired in the course of serving as the chief financial officer of a major university, as a finance executive for several Silicon Valley companies and working with a major international management consulting firm.

Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has been an officer and senior advisor of Bryan Cave Strategies LLC, an affiliate of the law firm Bryan Cave LLP. Mr. Oliver also has served as a senior advisor for Barclay’s PLC since March 2009. From August 2005 to 2008, Mr. Oliver served as a senior advisor for Lehman Brothers with a focus on Lehman Brothers’ global client relationship management and private management businesses. Prior to his work at Bryan Cave Strategies, Mr. Oliver served on various political campaigns, including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush’s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of Missouri School of Law. Mr. Oliver brings to our board of directors his political acumen and experience with government policy-making and expertise in strategy development, acquired through his legal training and his extensive involvement with several successful senatorial, congressional and presidential campaigns, all of which inform his views with respect to strategic direction of our company.

Board Independence

The board of directors has determined that each of its current directors, except Gary L. Lauer, is independent within the meaning of the NASDAQ Global Market director independence standards, as currently in effect. The board of directors appointed Mr. Cakebread as lead independent director in March 2009.

Board of Directors Meetings

The board of directors held eight meetings during 2009. Each of our directors serving on the board of directors during 2009 attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2009. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Audit Committee. The members of our audit committee are Messrs. Cakebread, Flanders and Livingston. Mr. Cakebread is the chairperson of the audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the NASDAQ Global Market and the Securities and Exchange Commission. Our board of directors has also determined that Mr. Cakebread is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. The audit committee held eight meetings during 2009.

Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	issues the report that the Securities and Exchange Commission requires in our annual proxy statement.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors are approved in advance by our audit committee.

Compensation Committee. The current members of our compensation committee are Messrs. Flanders and Higby. Mr. Flanders is the chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the NASDAQ Global Market. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held seven meetings during 2009.

Among other duties, our compensation committee:

•	approves the compensation of our executive officers and reviews and recommends approval of the compensation of our directors;

•	administers our equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•

reviews and discusses with management the compensation discussion and analysis to be included in our proxy statement or annual report and issues any report required by the Securities and Exchange Commission to be included in our proxy statement or annual report.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee are Messrs. Goldberg and Oliver. Mr. Oliver is the chairperson of the nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the NASDAQ Global Market. The nominating and corporate governance committee held four meetings during 2009.

Among other duties, our nominating and corporate governance committee:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate members of the board of directors and oversees the evaluation of the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.

Equity Incentive Committee. The members of our equity incentive committee are Messrs. Flanders and Lauer. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards are granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors. The equity incentive committee held no meetings during 2009.

Non-Employee Director Compensation

Cash Compensation

For their service in 2009, our non-employee directors received cash compensation in accordance with the amounts set forth in the table below under the “2009 Compensation” column. Our lead independent director received fees of $7,500 for his service during 2009, which is the pro-rated amount of the annual retainer of $10,000. All fees were paid in equal quarterly installments. Our non-employee directors are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at board of directors and board of directors committee meetings.

In November 2009, the compensation committee of our board of directors engaged Radford, an Aon Consulting Company, to review our director compensation practices. Radford benchmarked our director compensation against the director compensation practices of companies determined to be our “peer” companies at the time of Radford’s analysis. The peer companies included in Radford’s analysis were the same as those used in connection with Radford’s benchmarking of our executive officer compensation. See “Executive Compensation—Compensation Discussion and Analysis—Competitive Positioning—2010 Peer Group” for additional information.

In November 2009, our board of directors approved changes to our director compensation program based on Radford’s analysis. Effective January 1, 2010, we ceased paying per meeting fees to members of our board of directors. Based in part upon the cessation of per meeting fees, the annual retainers for non-employee directors were increased. The changes to the cash component of our director compensation program are summarized below:

Board of Directors Cash Compensation	2009 Compensation	2010 Compensation
Annual Board Member Retainer	$15,000	$30,000
Lead Independent Director Annual Retainer	$10,000	$10,000
Board Meeting Fees (per meeting)	$2,500	None
Committee Chair Retainers
Audit Committee	$18,000	$25,000
Compensation Committee	$7,500	$12,500
Nominating and Corporate Governance Committee	$5,000	$7,500
Non-Chair Committee Member Retainers
Audit Committee	$6,000	$10,000
Compensation Committee	$2,500	$5,000
Nominating and Corporate Governance Committee	$2,500	$2,500

Equity Compensation

Pursuant to our 2006 Equity Incentive Plan, as amended, our board of directors approved a program of automatic equity award grants for non-employee directors on the terms specified below:

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Initial Equity Grants. Each non-employee director who first became a member of our board of directors prior to November 2008 received an initial option to purchase 25,000 shares of our common stock. Each non-employee director who first became a member of our board of directors between November 2008 and December 31, 2009 received (i) an initial option to purchase 10,000 shares of our common stock and (ii) initial restricted stock units (RSUs) covering 5,000 shares of our common stock. Effective January 1, 2010, each non-employee director who first becomes a member of our board of directors will receive (i) an initial option to purchase 15,000 shares of our common stock and (ii) initial RSUs covering 5,000 shares of our common stock. These initial equity award grants occur when the director takes office. A director who previously was employed by us is not eligible for this grant. Provided the non-employee director continues in service with us, 25% of the initial option vests one year after the date of grant, and the balance vests in equal monthly installments over the following 36 months. The RSUs vest annually over four years from the date of grant.

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Annual Equity Grants. Each non-employee director also receives an annual equity grant on the date of each annual stockholders’ meeting. Prior to the 2009 annual stockholders’ meeting, each non-employee director received an annual option to purchase 6,250 shares of our common stock. All of these annual options have fully vested as of the date of this proxy statement. At the conclusion of the 2009 annual stockholders’ meeting, each non-employee director received (i) an option to purchase 3,250 shares of our common stock and (ii) RSUs covering 1,625 shares of our common stock. Upon the conclusion of the 2010 Annual Meeting and each regular annual meeting of our stockholders held in the years thereafter, each non-employee director will receive (i) an option to purchase 7,500 shares of our common stock and (ii) RSUs covering 3,000 shares of our common stock. Both the options and the RSUs vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date. A new director will not receive the initial grant and an annual grant in the same calendar year. A non-employee director who was previously employed by us is eligible for these annual grants.

•	Equity awards granted to non-employee directors under the 2006 Equity Incentive Plan will become fully vested upon a change in control of eHealth.

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The exercise price of each non-employee director’s option will be equal to the fair value of our common stock on the option grant date. To the extent permitted by applicable law, a director may pay the exercise price by using cash, shares of common stock that the director already owns or an immediate sale of the option shares through a broker designated by us.

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The non-employee director options have a 10-year term. However, all non-employee director options expire 12 months after the director leaves our board of directors due to death or disability or three months after the director leaves our board for any other reason.

Stock Ownership Guidelines

In March 2010, our board of directors approved of stock ownership guidelines for our non-employee directors. Pursuant to the guidelines, each non-employee director on June 30, 2010 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) $90,000 in value, or (ii) the number of shares determined by dividing $90,000 by the closing sales price of our common stock on June 30, 2010 and to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. Existing non-employee directors are expected to achieve the applicable level of ownership by June 30, 2013.

Under the guidelines, each non-employee director who joins the board after June 30, 2010 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) value equal to three times their annual retainer for service on the board of directors (not including retainers for serving as members or as chairs of committees of the board of directors), or (ii) the number of shares determined by dividing the dollar amount determined in clause (i) by the closing sales price of our common stock on the date upon which they join the board of directors. Non-employee directors are expected to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. New non-employee directors are expected to achieve the applicable level of ownership by the June 30 following their third anniversary of joining the board of directors.

In the event the applicable guideline is not achieved with respect to any non-employee director by the applicable deadline, the non-employee director will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of the company’s stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. Under certain limited circumstances, the guidelines may be waived by our compensation committee at its discretion.

2009 Director Compensation

The following table summarizes compensation that our directors earned during 2009 for service on our board of directors and any applicable committee(s) thereof:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	Total
Gary L. Lauer(2)	$—	$—	$—	$—
Steven M. Cakebread(3)	$55,500	$31,623	$28,860	$115,983
Scott N. Flanders(4)	$43,500	$31,623	$28,860	$103,983
Michael D. Goldberg(5)	$32,500	$31,623	$28,860	$92,983
Lawrence M. Higby(6)	$32,500	$31,623	$28,860	$92,983
Randall S. Livingston(7)	$36,000	$31,623	$28,860	$96,483
Jack L. Oliver, III(8)	$35,000	$31,623	$28,860	$95,483

(1)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the stock options and restricted stock units granted in 2009, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Mr. Lauer does not receive any compensation for his services as a member of our board of directors.
(3)	Mr. Cakebread earned $15,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees, $7,500 related to his position as lead independent director and $18,000 related to his position as chairperson of the audit committee.
(4)	Mr. Flanders earned $15,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees, $6,000 related to his position as a member of the audit committee and $7,500 related to his position as the chairperson of the compensation committee.
(5)	Mr. Goldberg earned $15,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees and $2,500 related to his position as a member of the nominating and corporate governance committee.
(6)	Mr. Higby earned $15,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees and $2,500 related to his position as a member of the compensation committee.
(7)	Mr. Livingston earned $15,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees and $6,000 related to his position as a member of the audit committee.
(8)	Mr. Oliver earned $15,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees and $5,000 related to his position as chairperson of the nominating and corporate governance committee.

All of our non-employee directors have received options to purchase shares of our common stock and restricted stock units under our 1998 Stock Plan, 2005 Stock Plan or 2006 Equity Incentive Plan in connection with their service as members of our board of directors, as summarized in the table below:

Director	Grant Date	Type of Award	Number of Securities Underlying Equity Awards
			Shares Granted	Shares Subject to Unexercised Options Outstanding and Unreleased Restricted Stock Units as of December 31, 2009	Option Exercise Price
Steven M. Cakebread	8/3/06 6/6/07 6/10/08 6/9/09 6/9/09	Stock Option(1) Stock Option(1) Stock Option(3) Stock Option(4) Restricted Stock Units(4)	25,000 6,250 6,250 3,250 1,625	25,000 6,250 6,250 3,250 1,625	$ $ $ $	13.00 19.25 23.49 17.76 —

Scott N. Flanders	2/29/08 6/9/09 6/9/09	Stock Option(1) Stock Option(4) Restricted Stock Units(4)	25,000 3,250 1,625	25,000 3,250 1,625	$ $	24.49 17.76 —

Michael D. Goldberg	6/8/99 9/24/03 6/6/07 6/10/08 6/9/09 6/9/09	Stock Option(1) Stock Option(1) Stock Option(1) Stock Option(3) Stock Option(4) Restricted Stock Units(4)	37,500 37,500 6,250 6,250 3,250 1,625	— 37,500 6,250 6,250 3,250 1,625	$ $ $ $ $	0.50 2.00 19.25 23.49 17.76 —

Lawrence M. Higby	9/11/08 6/9/09 6/9/09	Stock Option(1) Stock Option(4) Restricted Stock Units(4)	25,000 3,250 1,625	25,000 3,250 1,625	$ $	14.76 17.76 —

Randall S. Livingston	12/17/08 12/17/08 6/9/09 6/9/09	Stock Option(1) Restricted Stock Unit(2) Stock Option(4) Restricted Stock Units(4)	10,000 5,000 3,250 1,625	10,000 3,750 3,250 1,625	$ $	12.40 — 17.76 —

Jack L. Oliver, III	12/14/05 3/20/07 4/17/07 6/6/07 6/10/08 6/9/09 6/9/09	Stock Option(1) Stock Option(1) Restricted Stock Unit(5) Stock Option(1) Stock Option(3) Stock Option(4) Restricted Stock Units(4)	25,000 6,250 2,529 6,250 6,250 3,250 1,625	25,000 6,250 632 6,250 6,250 3,250 1,625	$ $ $ $ $ $ $	8.80 25.08 — 19.25 23.49 17.76 —

(1)	Option vests over four years at a rate of 25% after one year and 1/48th per month thereafter, so long as the holder continues to serve as a director.
(2)	Restricted stock unit vests 25% annually over four years from the grant date.
(3)	Option vests as to 100% of the shares subject to the grant on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to our annual stockholder meeting approximately one year following the grant date.
(4)	Option or restricted stock unit vests as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date.
(5)	Restricted stock unit vests 25% annually over four years from April 26, 2006.

Corporate Governance Matters

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines on Significant Corporate Governance Issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee periodically reviews the guidelines and reports any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines were amended in March 2010 and are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Equity Award Policy

Our board of directors adopted an Equity Award Policy in November 2006, which was amended and restated in May 2009. The policy provides:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants.

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Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit.

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For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards.

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.

Consideration of Director Nominees

Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

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To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws.

Director Qualifications. Our board of directors believes that it is necessary for each of our directors to possess many qualities, skills and attributes. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and attributes required of members of our board of directors in the context of the current make-up of our board of directors. According to our corporate governance guidelines, the nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size and composition of the board of directors and the needs of the board of directors and its committees;

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such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	other factors as the nominating and corporate governance committee may consider appropriate.

The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist and make significant contributions to our success. As provided above, our corporate governance guidelines specify one of the considered factors as diversity of experience. Beyond this statement, our nominating and corporate governance committee does not have a formal policy with respect to diversity. The board of directors and nominating and corporate governance committee, however, believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the nominating and corporate governance committee seeks director candidates with a broad diversity of professions, skills and backgrounds.

The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.

Identification and Evaluation of Nominees for Directors. The nominating and corporate governance committee is responsible for identifying and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Communication with Directors

The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our general counsel at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our general counsel will monitor these communications. The general counsel will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that (i) are solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the general counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The general counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

The procedures described above do not apply to communications to non-management directors from our officers or directors who are stockholders or interested parties, or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Attendance at Annual Meeting of Stockholders

The board of directors encourages directors to attend our annual meetings of stockholders. Three of our directors attended the Annual Meeting of Stockholders held June 9, 2009.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our compensation committee during 2009 were Scott N. Flanders and Lawrence M. Higby. None of the current or past members of our compensation committee has at any time been an officer or employee of ours. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Board Leadership Structure

The board of directors currently believes that our company is best served by combining the roles of chairman of the board and chief executive officer, coupled with a lead independent director. Gary Lauer, our chief executive officer, is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in the development of our strategy. Our independent directors bring experience, oversight and expertise from outside the company, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman and chief executive officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board in any way that it deems best for the company at a given point in time. Accordingly, the board of directors periodically reviews its leadership structure.

Lead Independent Director

In March 2009, our board of directors appointed Steven M. Cakebread as lead independent director. As the lead independent director, Mr. Cakebread is responsible for coordinating the activities of the independent directors. The lead independent director has the following specific responsibilities:

•	Call special meetings of the independent directors and chair all meetings of independent directors;

•	serve as chairperson of the board of directors when the chairperson is not present;

•	serve as a liaison between the non-employee directors and the chairman of the board of directors on sensitive issues;

•	work with the chairperson of the board of directors to develop a schedule of meetings for the board and provide input with respect to meeting agendas for the board of directors and its committees;

•	advise the chairperson of the board of directors with respect to the quality, quantity and timeliness of the flow of information from company management;

•	recommend to the chairperson of the board of directors the retention of advisors and consultants who report directly to the board;

•	coordinate and develop the agenda for and moderate executive sessions of the independent directors;

•	initiate a performance review of the independent directors in conjunction with the nominating and corporate governance committee; and

•	assist the nominating and corporate governance committee and the company’s management in assuring compliance with and implementation of the corporate governance guidelines.

Risk Oversight

The board of directors takes an active role, as a whole and at the committee level, in overseeing management of the company’s risks. Our management keeps the board of directors apprised of significant risks facing the company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks, including regulatory risks, are overseen by the full board of directors; financial risks are overseen by the audit committee of the board of directors; risks relating to compensation plans and arrangements are overseen by the compensation committee of the board of directors; risks associated with director independence and potential conflicts of interest are overseen by the nominating and corporate governance committee of the board of directors. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full board of directors or the appropriate committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2010, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Executive Compensation—Compensation Discussion and Analysis—2009 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 23,522,655 shares of common stock outstanding at March 31, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were currently exercisable or exercisable within 60 days after March 31, 2010, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	1,826,019	7.8%

Entities affiliated with HealthCor Management, L.P.(3) Carnegie Hall Tower 152 West 57th Street, 47th Floor New York, NY 10019	1,726,300	7.3%

JPMorgan Chase & Co.(4) 270 Park Avenue New York, NY 10017	1,312,271	5.6%

Executive Officers and Directors
Gary L. Lauer(5)	1,199,809	4.9%
Stuart M. Huizinga(6)	76,173	*
Robert S. Hurley(7)	37,400	*
Bruce A. Telkamp(8)	73,506	*
Dr. Sheldon X. Wang(9)	193,223	*
Steven M. Cakebread(10)	35,677	*
Scott N. Flanders(11)	13,541	*
Michael D. Goldberg(12)	85,677	*
Lawrence M. Higby(13)	9,895	*
Randall S. Livingston(14)	4,583	*
Jack L. Oliver, III(15)	44,325	*
All executive officers and directors as a group (11 persons)(16)	1,773,809	7.1%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.
(2)	According to a Schedule 13G filed with the Securities and Exchange Commission, includes 1,826,019 shares of common stock deemed to be beneficially owned by BlackRock, Inc and certain of its subsidiaries on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(3)	According to a Schedule 13G filed with the Securities and Exchange Commission, HealthCor, L.P., HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a “Fund” and together, the “Funds”) are collectively the beneficial owners of a total of 1,726,300 shares of our common stock. HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. are feeder funds of HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P., respectively. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is in turn the general partner of HealthCor Offshore GP, LLC. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is in turn the general partner of HealthCor Hybrid Offshore GP, LLC. HealthCor Management, L.P. is the investment manager of the Funds. HealthCor Associates, LLC is in turn the general partner of HealthCor Management, L.P. HealthCor Group, LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of common stock reported in the Schedule 13G. Each of the reporting persons disclaims any beneficial ownership of such shares in excess of actual pecuniary interest therein.
(4)	According to a Schedule 13G filed with the Securities and Exchange Commission, JPMorgan Chase & Co. and its wholly owned subsidiaries are the beneficial owner of 1,312,271 shares of common stock on behalf of other persons known to have one or more of the following: the right to receive dividends for such securities; the power to direct the receipt of dividends from such securities; the right to receive the proceeds from the sale of such securities; and the right to direct the receipt of proceeds from the sale of such securities. No such person is known to have an interest in more than 5% of the total outstanding shares of our common stock.
(5)	Includes 1,136,946 shares of common stock issuable upon exercise of stock options.
(6)	Includes 49,756 shares of common stock issuable upon exercise of stock options.
(7)	Includes 36,019 shares of common stock issuable upon exercise of stock options.
(8)	Includes 65,462 shares of common stock issuable upon exercise of stock options.
(9)	Includes 70,000 shares of common stock held of record by Sheldon X. Wang and April M. Xie, TTEEs u/a/ DTD 1/27/07 Sheldon Xiadong Wang & April Minxia Xie Revocable Living Trust. Also includes 120,253 shares of common stock issuable upon exercise of stock options.
(10)	Includes 35,677 shares of common stock issuable upon exercise of options.
(11)	Includes 13,541 shares of common stock issuable upon exercise of options.
(12)	Includes 37,500 shares of common stock held of record by Michael D Goldberg & Emily S Goldberg TR Goldberg Family Trust U/T/D 1/31/96. Also includes 48,177 shares of common stock issuable upon exercise of stock options.
(13)	Includes 9,895 shares of common stock issuable upon exercise of stock options.
(14)	Includes 3,333 shares of common stock issuable upon exercise of stock options.
(15)	Includes 41,796 shares of common stock issuable upon exercise of stock options and 633 shares of common stock issuable upon the vesting of restricted stock units.
(16)	Includes an aggregate of 1,560,855 shares of common stock issuable upon exercise of stock options and 633 shares of common stock issuable upon the vesting of restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Board Compensation

We pay non-employee directors for service on our board of directors. Our non-employee directors also receive options to purchase shares of our common stock and restricted stock units covering shares of our common stock. For more information regarding these arrangements, see “Non-Employee Director Compensation” above.

Employment Agreements

We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding certain of these arrangements, see “Executive Compensation—Employment Agreements and Change of Control Arrangements” below.

Indemnification Agreements and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Equity Award Grants

We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Non-Employee Director Compensation,” “Executive Compensation—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards” and “Executive Compensation—2009 Outstanding Equity Awards at Fiscal Year-End, 2009 Option Exercises and Stock Vested at Fiscal Year-End.”

Policies and Procedures with Respect to Related Party Transactions

The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and approve all related party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing and monitoring our Code of Business Conduct. Our Code of Business Conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer. There were no related party transactions during 2009 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed. None of our directors were involved in any related party transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, or paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers (collectively referred to as our “Named Executive Officers”) for the year ended December 31, 2009 and discusses our executive compensation program and philosophy currently in effect for the year ending December 31, 2010.

General Compensation Philosophy and Program Structure

General

We strive to balance our need to compete for executive talent with the need to maintain a reasonable and responsible cost structure for our program and to align our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	directly link compensation to measurable corporate and individual performance,

•	focus executive officers on achieving near and long-term corporate objectives and strategy, and

•	reward executives for creating stockholder value.

Executive officer compensation primarily has been composed of base salary, annual cash bonus awards and long-term equity incentive awards. We base compensation on the executive officer’s responsibilities, individual performance and our performance as a company.

Role of the Compensation Committee

The compensation committee of our board of directors, composed entirely of non-employee members of our board of directors, oversees, among other things, the design and administration of our executive compensation program and our equity incentive plans (including reviewing and approving equity award grants). The compensation committee reviews and approves all compensation decisions relating to our executive officers, including our Named Executive Officers, on an annual basis. The compensation committee reviews the components of executive officer compensation for consistency with our compensation philosophy and takes into account changes in compensation practices among companies it considers similar to us in various respects. See Committees of the Board of Directors—Compensation Committee above for additional information about the compensation committee.

Role of Executive Officers

Our chief executive officer, chief financial officer and members of our human resources, finance and legal departments assist and support the compensation committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the compensation committee and develops compensation proposals for the compensation committee’s consideration. Management may provide various materials to the compensation committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information. Our chief executive officer and vice president of human resources participate in meetings of our compensation committee, and our chief executive officer makes recommendations with respect to compensation proposals for executive officers other than himself.

Role of the Compensation Consulting Firm

In July 2009, the compensation committee engaged Radford, an Aon Consulting Company, to provide compensation advisory services. Compensia, a compensation consulting firm, provided compensation advisory services to the compensation committee between 2007 and the time Radford was engaged. The compensation consulting firm reports directly to the compensation committee for purposes of advising it on executive officer compensation and meets with certain members of management in conducting its reviews of various aspects of executive officer compensation. In January 2009 and December 2009, our compensation consulting firm conducted analyses of our executive officers’ base salaries, annual cash bonus awards and long term equity incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies.” Our compensation consulting firm attended certain compensation committee meetings, including executive sessions, to present its analyses and to discuss its findings with the compensation committee. The compensation committee reviewed the compensation consulting firm’s analyses in the context of making its decisions with respect to executive officer compensation for 2009 and in setting the executive compensation program for 2010.

Competitive Positioning

The reports provided by the compensation consulting firms engaged by our compensation committee for the 2009 and 2010 executive compensation analyses reviewed our executive officer compensation against the compensation of executive officers in similar positions with a set of peer group companies (which changed from 2009 to 2010, as described below) and also with compensation data drawn, for purposes of the 2009 review, from technology companies with revenues from $50 million to $200 million included in the Radford High-Technology Industry Executive Compensation Survey and, for purposes of the 2010 review, from technology companies with revenues from $50 million to $250 million included in the Radford Global Technology Total Direct Compensation Survey. In both years, the survey data was used in addition to the peer group company data as it was believed to be reflective of companies that compete in our labor market and of companies with similar revenue levels. In both years, the peer group companies and the survey data were equally weighted in connection with the comparison to our executive compensation.

2009 Peer Group

The peer group developed by the compensation consulting firm, approved by our compensation committee and used in the compensation consulting firm’s January 2009 analysis was based on the peer group used prior to 2009. The companies that comprised the 2009 peer group consisted of the following:

Peer Group Companies
Acme Packet, Inc.	Petmed Express, Inc.
Athenahealth, Inc.	Shutterfly, Inc.
Bankrate, Inc.	Stamps.com, Inc.
Divx, Inc.	Synchronoss Technologies, Inc.
Double-Take Software, Inc.	Taleo Corporation
Ebix, Inc.	Techwell, Inc.
Internet Brands, Inc.	The Knot, Inc.
Isilon Systems, Inc.	Travelzoo, Inc.
Kenexa Corporation	U.S. Auto Parts Network, Inc.
Loopnet, Inc.	Web.com Group, Inc.
Online Resources Corporation	Ziprealty, Inc.

Audible, Inc. and Nextest Systems Corporation, companies included in the 2008 peer group, were excluded from the 2009 peer group as a result of their acquisition by other entities. Gaiam, Inc., Omniture, Inc., Riverbed Technology, Inc. and Vistaprint Limited, also companies included in the 2008 peer group, were excluded from the 2009 peer group because their last four quarters of revenue was outside the range of $50 million to $200 million. Athenahealth, Inc. was added to the 2009 peer group because it had a similar revenue size and is a technology company operating in the healthcare field. Our market capitalization at the time of our compensation consulting firm’s analysis ranked above the 85th percentile compared to the peer group companies. Based on the public filings available to our compensation consulting firm in December 2008, our revenue over the four quarters prior to the analysis ranked at the 45th percentile compared to the 2009 peer group, and our net income over the last four quarters was at the 100th percentile (highest) compared to the 2009 peer group.

2010 Peer Group

The peer group developed by Radford, our new compensation consulting firm, approved by our compensation committee and used in the Radford’s analysis for 2010 compensation was based on a modified 2009 peer group. The companies that comprised the 2010 peer group consisted of the following:

Peer Group Companies
Acme Packet, Inc.	RightNow Technologies, Inc.
Athenahealth, Inc.	Shutterfly, Inc.
Divx, Inc.	SuccessFactors, Inc.
Double-Take Software, Inc.	Synchronoss Technologies, Inc.
Ebix, Inc.	Taleo Corporation
InfoSpace, Inc.	TechTarget, Inc.
Internet Brands, Inc.	Techwell, Inc.
Isilon Systems, Inc.	The Knot, Inc.
Kenexa Corporation	The Ultimate Software Group, Inc.
Loopnet, Inc.	Travelzoo, Inc.
Online Resources Corporation	U.S. Auto Parts Network, Inc.
Petmed Express, Inc.	Web.com Group, Inc.

ZipRealty and Stamps.com were removed from the 2010 peer group because their market capitalizations were relatively low. Bankrate, Inc. was subsequently removed because it was acquired. InfoSpace, Inc., RightNow Technologies, Inc., SuccessFactors, Inc., TechTarget, Inc. and the Ultimate Software Group, Inc. were added to the 2010 peer group because of comparable business models, revenue and market capitalizations. Our market capitalization at the time of Radford’s analysis recommending the peer group changes ranked at the 75th percentile compared to the 2010 peer group companies and our trailing twelve-months revenue ranked at the 50th percentile.

Compensation Elements

Base Salaries

Our objective is to provide our executive officers, including the Named Executive Officers, and other employees with competitive base salaries. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our workforce. Our compensation committee reviews executive officer base salaries annually, generally in the first quarter of each year. Our compensation committee reviewed base salaries for our executive officers in both 2009 and 2010 using peer group and survey data supplied by its compensation consultants.

2009 Base Salaries

In the first quarter of 2009, the compensation committee set the annual base salaries for our Named Executive Officers as follows:

Name	Title	Previous Base Salary	2009 Base Salary
Gary L. Lauer	President and Chief Executive Officer	$385,000	$400,000
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	$250,000	$255,000
Robert S. Hurley	Senior Vice President of Carrier Relations	$190,000	$193,800
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	$270,000	$275,400
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	$270,000	$275,400

For 2009, base salaries accounted for approximately 49% of the total compensation for our chief executive officer and 63% on average for our other Named Executive Officers, in each case excluding the value of any equity awards granted in 2009.

2010 Base Salaries

In the first quarter of 2010, the compensation committee set the annual base salaries for our Named Executive Officers. The base salary increases set forth below were based upon merit and performance, particularly considering the difficult environment in which we operated during 2009. They also were based upon comparative peer group and survey data. In addition, the compensation committee determined to restructure our executive compensation program to eliminate the payment of perquisites. This decision impacted the compensation committee’s base salary determinations for Mr. Lauer and Dr. Wang. Effective March 1, 2010, the compensation committee determined to eliminate the payment of perquisites to Mr. Lauer and Dr. Wang in order to better align our compensation practices with the interests of stockholders and to conform this aspect of our executive compensation program with best pay practices. Historically, we have paid a housing and automobile allowance and certain airfare expenses of Mr. Lauer. We also paid Dr. Wang a housing allowance. We paid both Mr. Lauer and Dr. Wang for taxes associated with certain of these items. These arrangements were long-standing and were provided because the residences of Mr. Lauer, Dr. Wang and their families are a substantial distance from our headquarters. Each is required to maintain additional housing near our headquarters. Mr. Lauer is often required to use commercial aircraft to fly to and from our headquarters to his principal residence. The base salary increases of both Mr. Lauer and Dr. Wang are based, in large part, upon their agreement to forgo these historical perquisites.

Name	Title	Previous Base Salary	2010 Base Salary
Gary L. Lauer	President and Chief Executive Officer	$400,000	$625,000
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	$255,000	$262,700
Robert S. Hurley	Senior Vice President of Carrier Relations	$193,800	$225,000
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	$275,400	$300,000
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	$275,400	$425,000

Annual Cash Bonus Awards

General

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to earn an annual cash bonus award. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our key positions and to motivate our executive officers and other eligible employees to achieve annual business goals.

2009 Bonus Plan

In the first quarter of 2009, our compensation committee established the 2009 Executive Bonus Plan (the “2009 Bonus Plan”), which incorporated performance measures to be used in the determination of any 2009 annual executive officer cash bonus awards.

In connection with adopting the 2009 Bonus Plan, the compensation committee approved target and maximum cash bonus award opportunities for our Named Executive Officers as follows:

Name	Title	Year	Fiscal 2009 Cash Bonus Award Opportunity
			Target Payout		Maximum Payout
			Percent of Annual Base Salary	Amount	Percent of Annual Base Salary	Amount
Gary L. Lauer	President and Chief Executive Officer	2009	65%	$260,000	130%	$520,000
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	2009	60%	$153,000	90%	$229,500
Robert S. Hurley	Senior Vice President of Carrier Relations	2009	60%	$116,280	90%	$174,420
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	2009	60%	$165,240	90%	$247,860
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	2009	60%	$165,240	90%	$247,860

The 2009 cash bonus opportunity for each of the Named Executive Officers was set by the compensation committee in accordance with the compensation committee’s philosophy for 2009 to set total target salary and cash bonus compensation opportunity between the 50th and 75th percentile of the market data provided by our compensation consulting firm in its January 2009 analysis, while keeping base salary around the 50% percentile. The total target base salary and cash bonus compensation of each of the Named Executive Officers was between the 50th to 75th percentile compared to the peer group and other data supplied by the compensation consulting firm in its January 2009 analysis.

The components of the cash bonus award our executive officers were eligible to receive under the 2009 Bonus Plan were as follows:

•

Company Performance: Participants were eligible to earn 75% of their target bonus award based upon company performance. Company performance was measured based upon the achievement of 2009 revenue, non-GAAP operating earnings (excluding stock based compensation expense) and EBITDA (GAAP operating income, excluding stock based compensation expense and depreciation and amortization expense) goals approved by the compensation committee. The revenue goal, the non-GAAP operating earnings goal and EBITDA goal each comprised 25% of the total potential target incentive award for each participant. In the event we met one of the foregoing performance goals, a participant would receive, in connection with the achievement of that performance goal, 25% of the participant’s target payout (a “Goal Target Payout”). A participant would not receive any payout with respect to a goal that is achieved at less than 95%, but would receive 25% of the Goal Target Payout if 95% of the goal were achieved, up to 45% of the Goal Target Payout at 99% of the achievement of the goal. If we exceeded a goal, participants would receive amounts above the Goal Target Payout for the relevant goal exceeded as follows:

•

In the event we exceeded the revenue goal, each participant would receive an additional 5% (10% for the chief executive officer) of the Goal Target Payout for the revenue goal up to a maximum additional payment of 50% (100% for the chief executive officer) of the Goal Target Payout for the revenue goal; and

•

With respect to the non-GAAP operating earnings and EBITDA goals, and only if 100% of the revenue goal were achieved, a participant would receive for each percent achieved above the non-GAAP operating earnings goal or the EBITDA goal an additional 2.5% (5% for the chief executive officer) of the relevant Goal Target Payout, up to a maximum of additional payout of 50% (100% for the chief executive officer) of the relevant Goal Target Payout.

In connection with the adoption of the 2009 Bonus Plan, the compensation committee approved the following company performance goals for the 2009 fiscal year performance period:

GAAP Annual Revenue	$135,800,000
Non-GAAP Operating Earnings (excluding stock-based compensation expense)	$30,500,000
EBITDA (GAAP operating income, excluding stock-based compensation expense and depreciation and amortization expense)	$33,200,000

We believed that the performance goals were challenging and that our achieving them was subject to substantial uncertainty, especially in light of the economic environment at the start of the performance period.

•

Individual Performance: Participants were eligible to receive the remaining 25% of their target bonus award based upon individual performance. The payment of the individual performance portion of the bonus was discretionary. In the event the compensation committee determined that a participant’s performance warranted an increased payout, the compensation committee may approve a payout relating to individual performance above 25% of the participant’s target bonus award, up to 25% of the participant’s maximum payout.

We must have been profitable on an operating basis (excluding non-cash charges) for a participant to qualify for the maximum payout under the 2009 Bonus Plan for individual performance or for any specific company performance goal. If we were not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for individual performance or the achievement of any particular company performance goal would be no more than 25% of the participant’s target incentive award.

The revenue, non-GAAP operating earnings goal and EBITDA goals and performance were determined by excluding at the compensation committee’s sole discretion (i) the effect of mergers and acquisitions closing in 2009 (if any), (ii) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the compensation committee to be extraordinary or non-recurring in its discretion, and (iii) the effect of any changes in accounting principles affecting our reported results.

In March 2010, our compensation committee considered and determined the 2009 fiscal year performance of the company and each of our Named Executive Officers against the performance targets previously established and approved the following payouts under the 2009 Bonus Plan:

Name	Title	Amount	Percentage of Target Payout
Gary L. Lauer	President and Chief Executive Officer	$205,000	79%
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	$110,900	73%
Robert S. Hurley	Senior Vice President of Carrier Relations	$84,300	73%
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	$119,800	73%
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	$119,800	73%

For 2009, cash bonus awards accounted for approximately 24% of the total compensation for our chief executive officer and 26% on average for our other Named Executive Officers, in each case excluding the value of any equity awards granted in 2009.

Executive Bonus Plan

In the first quarter of 2010, our compensation committee approved the Executive Bonus Plan (the “Executive Bonus Plan”). Under the Executive Bonus Plan, the compensation committee established performance measures to be used in the determination of 2010 annual executive officer cash bonus awards (other than for Mr. Lauer, who instead participates in the Performance Bonus Plan discussed below). The Executive Bonus Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the compensation committee.

The payouts under the Executive Bonus Plan for the fiscal year ending December 31, 2010 will be determined by the compensation committee based 75% on company performance and 25% on individual performance.

Company performance will be measured by the achievement of specific financial goals related to revenue, non-GAAP operating earnings and EBITDA. The revenue goal, the non-GAAP operating earnings goal and the EBITDA goal each comprise 25% of the total potential target incentive award for each participant. In the event that we meet one of the foregoing performance goals, a participant will receive, in connection with the achievement of that performance goal, 25% of the participant’s target payout. A participant will not receive any payout with respect to a goal that is achieved at less than 95%, but will receive 50% of that goal’s target payout if 95% of the goal is achieved, up to 90% of that goal’s target payout at 99% of the achievement of the goal. If we exceed a goal, participants will receive amounts above that goal’s target payout for the relevant goal exceeded as follows:

•	In the event that we exceed the revenue goal, each participant will receive an additional 5% of the target payout for the revenue goal up to a maximum additional payment of 50%; and

•

With respect to the non-GAAP operating earnings and EBITDA goals, and only if 100% of the revenue goal is achieved, a participant will receive for each percent achieved above the non-GAAP operating earnings goal or the EBITDA goal an additional 2.5% of the relevant target payout, up to a maximum of additional payout of 50%.

Participants are eligible to receive the remaining 25% of their target bonus award based upon individual performance. The payment of the individual performance portion of the bonus is discretionary. In the event of a participant’s superior performance, the compensation committee, in its sole discretion, may approve a payout relating to individual performance above 25% of the participant’s target bonus award, up to 25% of the participant’s maximum payout.

We must be profitable on an operating basis (excluding non-cash charges) for a participant to qualify for the maximum payout under the Executive Bonus Plan for individual performance or for any specific company performance goal. If we are not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for individual performance or the achievement of any particular company performance goal shall be no more than 25% of the participant’s target incentive award.

The revenue, non-GAAP operating earnings goal and EBITDA goals and performance are determined by excluding, at the sole discretion of the compensation committee, (i) the effect of mergers and acquisitions closing in 2010 (if any), (ii) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the compensation committee to be extraordinary or non-recurring in its discretion, and (iii) the effect of any changes in accounting principles affecting our reported results.

The compensation committee approved target and maximum cash bonus award opportunities under the Executive Bonus Plan for our Named Executive Officers (other than Mr. Lauer) as follows:

Name	Title	Year	Fiscal 2010 Cash Bonus Award Opportunity
			Target Payout		Maximum Payout
			Percent of Annual Base Salary	Amount	Percent of Annual Base Salary	Amount
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	2010	60%	$157,620	90%	$236,430
Robert S. Hurley	Senior Vice President of Carrier Relations	2010	60%	$135,000	90%	$202,500
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	2010	60%	$180,000	90%	$270,000
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	2010	55%	$233,750	82.5%	$350,625

The 2010 cash bonus opportunity under the Executive Bonus Plan for each of the Named Executive Officers, other than Dr. Wang (explained below) and Mr. Lauer (not an Executive Bonus Plan participant), was set in accordance with the compensation committee’s philosophy for 2010 to set total target salary and cash bonus compensation opportunity between the 50th and 75th percentile of the market data provided by Radford in its 2010 analysis. Dr. Wang’s total target salary and cash bonus exceeds the 75th percentile of the Radford market data. This is due principally to a base salary increase reflecting merit and performance and also, in large part, upon Dr. Wang’s agreement to forgo certain historical perquisites, including a housing allowance and related tax offsets. Dr. Wang has responsibility for our operations in China, which is a broader role than the typical chief technology officer. This broader responsibility and Dr. Wang’s unique skills and experience were also considerations in setting Dr. Wang’s total target salary and cash bonus in excess of the 75th percentile of the Radford market data and are consistent with our long-term retention strategy.

162(m) Performance Bonus Plan

Our Performance Bonus Plan, which was approved by our stockholders at our 2009 annual meeting, is designed to qualify payments as deductible “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). In March 2010, our compensation committee determined that in order to maximize the corporate tax deductibility of certain executive compensation under Section 162(m), it is in the best interests of the company and its stockholders to move Mr. Lauer from being a participant in the Executive Bonus Plan to being the sole participant in the Performance Bonus Plan for fiscal year 2010.

Mr. Lauer’s maximum award for the 2010 fiscal year performance period is set to be 97.5% of his 2010 base salary. One-third of such maximum award will be funded, subject to the compensation committee applying any negative discretion, upon achieving specified annual revenue, non-GAAP annual operating earnings and EBITDA performance milestones. The compensation committee believes that these milestones are only attainable based upon superior performance and that they were substantially uncertain of achievement when established.

If the performance milestones for 2010 are achieved, the compensation committee intends to consider applying negative discretion to reduce the maximum amount payable to Mr. Lauer based upon the company’s performance and based upon its subjective appraisal of Mr. Lauer’s 2010 performance.

The level of the expected 2010 cash bonus opportunity under the Performance Bonus Plan for Mr. Lauer was set in accordance with the compensation committee’s philosophy for 2010 to set total target salary and cash bonus compensation opportunity between the 50th and 75th percentile of the market data provided by Radford in its 2010 analysis.

Equity Incentive Awards

General

Equity incentive awards are an important part of our overall compensation program as they reward and incentivize performance, assist in employee retention and help to align employee interests with the interests of our stockholders. The compensation committee reviews the equity holdings of our Named Executive Officers regularly and the compensation committee makes equity compensation awards to our Named Executive Officers informed in part by the practices of other similarly situated companies.

2009 Executive Equity Compensation

In March 2009, our compensation committee approved equity incentive awards for our executive officers, including our Named Executive Officers, in the form of stock options and restricted stock units. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing peer group and other survey data provided in the January 2009 analysis by the compensation committee’s executive compensation consulting firm.

The number of shares of the company’s common stock granted under stock options and restricted stock unit awards approved by the compensation committee in March 2009 is summarized as follows:

Name	Number of Shares Subject to Stock Options	Number of Shares Subject to Restricted Stock Units
Gary L. Lauer	100,000	40,582
Stuart M. Huizinga	18,884	18,764
Robert S. Hurley	10,207	8,727
Bruce A. Telkamp	21,946	18,764
Dr. Sheldon X. Wang	21,946	18,764

Pursuant to our equity awards policy, the stock options granted to our Named Executive Officers have an exercise price equal to the fair market value of our common stock on the date of grant (April 21, 2009). The stock options vest at a rate of 25% after one year and 1/48 per month thereafter as long as the Named Executive Officer continues as a service provider to us. The restricted stock unit awards vest at a rate of 25% after one year and 25% on each anniversary thereafter as long as the Named Executive Officer continues as a service provider.

The grant date fair value of the equity awards granted to each of our Named Executive Officers other than the chief executive officer were targeted at approximately the 75th percentile of the peer group and other data reflected in the compensation consulting firm’s January 2009 analysis. The 2009 equity awards granted to our chief executive officer were targeted at approximately the 85th percentile of the peer group and other data reflected in that analysis. These awards also reflected the compensation committee’s assessment of individual performance, expected future contribution, and retention considerations.

2010 Executive Equity Compensation

In March 2010, our compensation committee approved equity incentive awards for our executive officers, including our Named Executive Officers, in the form of stock options and restricted stock units. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing peer group and other survey data in the December 2009 analysis provided by Radford.

The number of shares of the company’s common stock granted under stock options and restricted stock unit awards approved by the compensation committee in March 2010 is summarized as follows:

Name	Number of Shares Subject to Stock Options	Number of Shares Subject to Restricted Stock Units
Gary L. Lauer	100,000	30,000
Stuart M. Huizinga	27,000	7,000
Robert S. Hurley	27,000	7,000
Bruce A. Telkamp	54,000	14,500
Dr. Sheldon X. Wang	54,000	14,500

Pursuant to our equity awards policy, the stock options granted to our Named Executive Officers have an exercise price equal to the fair market value of our common stock on the date of grant (March 16, 2010). The stock options vest at a rate of 25% after one year and 1/48 per month thereafter as long as the Named Executive Officer continues as a service provider to us. The restricted stock unit awards vest at a rate of 25% after one year and 25% on each anniversary thereafter as long as the Named Executive Officer continues as a service provider.

The grant date fair value of the 2010 equity awards granted to Messrs. Lauer, Telkamp, Hurley and Huizinga were targeted at approximately at or below the 75th percentile of the comparative data. In light of Dr. Wang’s performance and unique skill set in managing our operations in China, the grant date fair value of his equity awards exceeded the 75th percentile of the comparative data. These awards also reflected the compensation committee’s assessment of individual performance, expected future contribution and retention considerations, including the impact of vested and unvested equity award on retention.

Other Compensation

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to receive general health and welfare benefits and historically provided perquisites to certain Named Executive Officers. We also maintain a retirement and deferred savings plan available to all U.S. employees after three months of employment, which is intended to qualify under Sections 401(a) and 401(k) of the Internal

Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $16,500 (or $22,000 for employees over 50 years of age) in calendar year 2009. Under the plan, each participant is fully vested in his or her own contributions. We match 25% of each participant’s contribution each pay period, up to a maximum of 1% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.

In addition to these benefits, prior to March 1, 2010, we paid a housing allowance to each of Mr. Lauer and Dr. Wang along with taxes associated with the housing allowance. We also paid to Mr. Lauer a car allowance and reimbursed Mr. Lauer for certain airfare along with taxes associated with the car allowance and airfare. We historically paid these amounts given that Mr. Lauer’s and Dr. Wang’s primary residences are a significant distance from our corporate headquarters in Mountain View, California. In order to align with corporate governance best practices, the compensation committee ceased paying these allowances and tax offsets on March 1, 2010. As discussed earlier, in large part as consideration for ceasing payment of these historically paid allowances and tax offsets, Messrs. Lauer and Wang received substantial base salary increases in 2010.

For the year ended December 31, 2009, other compensation accounted for approximately 26% of the total compensation for our Chief Executive Officer and 11% on average for our other Named Executive Officers, in each case excluding the value of any equity awards granted in 2009.

Change in Control and Termination Arrangements

We have entered into management retention agreements, providing for certain severance benefits upon certain terminations in connection with a change of control and outside a change of control, with certain of our Named Executive Officers. At the direction of the compensation committee, the compensation consulting firm had conducted a study of change of control severance agreements for certain of our Named Executive Officers . Informed by this data, the compensation committee designed agreements that in its view reflected market norms. The severance arrangements with each of our Named Executive Officers, are more fully described under the section entitled “Employment Agreements and Change of Control Arrangements.”

Regulatory Considerations

Section 162(m) of the U.S. Internal Revenue Code generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the chief executive officer or one of the three other most highly compensated officers (other than the chief financial officer). Compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). We believe that it is important to preserve flexibility in administering our compensation programs, and have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under our compensation programs may be determined not to so qualify. We have adopted a Performance Bonus Plan, which was approved by our stockholders at the 2009 annual meeting, to attempt to qualify payments in future years under the Performance Bonus Plan as deductible “performance-based compensation” for purposes of Section 162(m). In March 2010, our compensation committee determined that in order to maximize the corporate tax deductibility of certain executive compensation under Section 162(m), it is in the best interests of the company and its stockholders to move Mr. Lauer from being a participant in the 2010 Executive Bonus Plan to being the sole participant in the Performance Bonus Plan for fiscal year 2010.

Compensation Committee Report

The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement for the 2010 Annual Meeting of Stockholders. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and Proxy Statement for its 2010 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Compensation Committee

Scott N. Flanders

Lawrence M. Higby

2009 Summary Compensation Table

The information below sets forth the total compensation earned by our Named Executive Officers for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary(1)		Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)		Total
Gary L. Lauer	2009		$412,500		$655,805		$803,000		$205,000		$220,802		$2,297,107
President and Chief Executive Officer	2008 2007	$ $	384,058 337,502	$ $	896,189 —	$ $	560,548 —	$ $	62,563 245,000	$ $	240,418 232,808	$ $	2,143,776 815,310

Stuart M. Huizinga	2009		$263,846		$260,903		$151,639		$110,900		$19,318		$806,606
Senior Vice President and Chief Financial Officer	2008 2007	$ $	248,577 212,500	$ $	289,384 —	$ $	181,007 —	$ $	31,250 137,500	$ $	19,048 18,451	$ $	769,266 368,451

Robert S. Hurley	2009		$200,523		$141,028		$81,962		$84,300		$17,443		$525,256
Senior Vice President of Carrier Relations	2008 2007	$ $	191,461 171,116	$ $	172,708 —	$ $	108,027 —	$ $	23,750 118,750	$ $	20,620 17,102	$ $	516,566 306,968

Bruce A. Telkamp	2009		$284,954		$303,226		$176,226		$119,800		$19,341		$903,547
Executive Vice President of Business and Corporate Development	2008 2007	$ $	272,077 225,981	$ $	429,421 —	$ $	268,597 —	$ $	33,750 168,750	$ $	20,755 13,661	$ $	1,024,600 408,392

Dr. Sheldon X. Wang	2009		$284,954		$303,226		$176,226		$119,800		$150,984		$1,035,190
Executive Vice President of Technology and Chief Technology Officer	2008 2007	$ $	269,846 242,088	$ $	429,421 —	$ $	268,597 —	$ $	33,750 156,250	$ $	151,505 81,829	$ $	1,153,120 480,167

(1)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(2)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the stock options and restricted stock units granted, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	2009 amounts consist of cash bonus awards approved by the compensation committee for service in 2009 pursuant to the 2009 Executive Bonus Plan and were paid in the first quarter of 2010. 2008 amounts consist of cash bonus awards approved by the compensation committee for service in 2008 and were paid in the first quarter of 2009. 2007 amounts consist of cash bonus awards approved by the compensation committee for service in 2007 and were paid in the first quarter of 2008.
(4)	Includes the following benefits and perquisites earned on behalf of our Named Executive Officers during the year ended December 31, 2009:

Name	Benefits			Perquisites		Total
	Health Care Contributions	Life Insurance Premiums	401(k) Plan Matching Contributions
Gary L. Lauer	$16,277	$384	$2,450	$201,692	(1)	$220,802
Stuart M. Huizinga	$16,560	$308	$2,450	$—		$19,318
Robert S. Hurley	$16,981	$242	$219	$—		$17,443
Bruce A. Telkamp	$16,560	$331	$2,450	$—		$19,341
Dr. Sheldon X. Wang	$11,822	$331	$2,450	$136,381	(2)	$150,984

(1)	Consists of $77,029 for housing allowance, $20,919 for airfare, $11,451 for auto lease and $92,294 for payment of taxes associated with certain of these items. The compensation committee of our board of directors determined to cease these perquisites effective March 1, 2010.
(2)	Consists of $73,973 for housing allowance and $62,408 for payment of taxes associated with the housing allowance. The compensation committee of our board of directors determined to cease these perquisites effective March 1, 2010.

2009 Grants of Plan-Based Awards

The following table provides information regarding the amount of awards under our 2009 Executive Bonus Plan and equity awards granted in 2009 to each of the Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)
Gary L. Lauer	4/21/2009	3/10/2009	$—	$260,000	$520,000	40,582	100,000	$16.16	$1,458,805
Stuart M. Huizinga	4/21/2009	3/10/2009	$—	$153,000	$229,500	16,145	18,884	$16.16	$412,542
Robert S. Hurley	4/21/2009	3/10/2009	$—	$116,280	$174,420	8,727	10,207	$16.16	$222,991
Bruce A. Telkamp	4/21/2009	3/10/2009	$—	$165,240	$247,860	18,764	21,946	$16.16	$479,453
Dr. Sheldon X. Wang	4/21/2009	3/10/2009	$—	$165,240	$247,860	18,764	21,946	$16.16	$479,453

(1)	Represents target and maximum cash bonus payouts under the 2009 Executive Bonus Plan, reported pursuant to Securities and Exchange Commission rules. The actual bonus amounts paid under the 2009 Executive Bonus Plan are disclosed in the Summary Compensation Table set forth above.
(2)	Amounts shown reflect the grant date fair value of the stock options and restricted stock units granted, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year-End

Our stock options granted to the Named Executive Officers prior to January 1, 2008 generally vest (i) over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th per month thereafter or (ii) over a five-year term at the rate of 20% one year following the vesting commencement date and 1/60th per month thereafter. These options generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Our stock options granted to the Named Executive Officers subsequent to January 1, 2008 generally vest over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th of the shares per month thereafter. These options generally expire 7 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Restricted stock units granted to our Named Executive Officers vest annually over four years in equal installments. All of the stock options and restricted stock units granted to our Named Executive Officers are subject to a vesting schedule with a one-year initial vesting period.

The following table summarizes the number of equity securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2009. See Executive Compensation—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards for a description of equity awards granted subsequent to December 31, 2009.

Name	Grant Date		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
			Exercisable	Unexercisable
Gary L. Lauer	5/21/2003 12/14/2005 3/18/2008 3/18/2008 4/21/2009 4/21/2009	(2) (3) (4) (5) (6) (7)	980,000 99,999 25,269 — — —	— — 29,864 — 100,000 —	$ $ $ $	2.00 8.80 21.16 — 16.16 —	5/21/2013 12/14/2015 3/18/2015 — 4/21/2016 —	— — — 31,764 — 40,582	$ $	— — — 521,883 — 666,762

Stuart M. Huizinga	6/6/2000 6/13/2003 12/14/2005 3/18/2008 3/18/2008 4/21/2009 4/21/2009	(2) (2) (3) (4) (5) (6) (7)	5,000 5,000 24,999 8,159 — — —	— — — 9,644 — 18,884 —	$ $ $ $ $	2.00 2.00 8.80 21.16 — 16.16 —	6/6/2010 6/13/2013 12/14/2015 3/18/2015 — 4/21/2016 —	— — — — 10,257 — 16,145	$ $	— — — — 168,523 — 265,262

Robert S. Hurley	12/14/2005 3/18/2008 3/18/2008 4/21/2009 4/21/2009	(3) (4) (5) (6) (7)	27,500 4,870 — — —	— 5,755 — 10,207 —	$ $ $	8.80 21.16 — 16.16 —	12/14/2015 3/18/2015 — 4/21/2016 —	— — 6,121 — 8,727	$ $	— — 100,568 — 143,385

Bruce A. Telkamp	12/14/2005 3/18/2008 3/18/2008 4/21/2009 4/21/2009	(3) (4) (5) (6) (7)	45,208 12,108 — — —	— 14,310 — 21,946 —	$ $ $	8.80 21.16 — 16.16 —	12/14/2015 3/18/2015 — 4/21/2016 —	— — 15,220 — 18,764	$ $	— — 250,065 — 308,293

Dr. Sheldon X. Wang	12/14/2005 3/18/2008 3/18/2008 4/21/2009 4/21/2009	(3) (4) (5) (6) (7)	99,999 12,108 — — —	— 14,310 — 21,946 —	$ $ $	8.80 21.16 — 16.16 —	12/14/2015 3/18/2015 — 4/21/2016 —	— — 15,220 — 18,764	$ $	— — 250,065 — 308,293

(1)	The market value of the restricted stock unit awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2009, which was $16.43.
(2)	Currently fully vested and exercisable.
(3)

Immediately exercisable for all option shares. The option becomes vested as to 20% of the shares 1 year after December 14, 2005 and 1/60th of the shares upon completion of each month of continuous service thereafter.

(4)	The option becomes vested as to 25% of the shares 1 year after February 13, 2008 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(5)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of February 13, 2008, subject to the executive officer’s continued service with us.
(6)	The option becomes vested as to 25% of the shares 1 year after March 10, 2009 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(7)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 10, 2009, subject to the executive officer’s continued service with us.

2009 Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Gary L. Lauer	60,000	$702,600	10,588	$147,703
Stuart M. Huizinga	—	—	3,419	$47,695
Robert S. Hurley	—	—	2,040	$28,458
Bruce A. Telkamp	—	—	5,073	$70,768
Dr. Sheldon X. Wang	—	—	5,073	$70,768

(1)	The value realized equals the difference between the option exercise price and the fair market value of the company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of the company’s common stock on the date of vesting, multiplied by the number of shares acquired on vesting.

Equity Benefit Plans

2006 Equity Incentive Plan—Our 2006 Equity Incentive Plan was initially adopted by our board of directors in April 2006 and approved by our stockholders in May 2006. The 2006 Equity Incentive Plan was subsequently amended and restated in November 2008. In March 2010, our board of directors approved certain changes to the 2006 Equity Incentive Plan, to take effect upon stockholder approval of the amended and restated plan at our 2010 Annual Meeting, in order to permit the grant of equity awards that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. See Proposal 3 “Approval of the Material Terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive Plan for Purposes of Complying with Internal Revenue Code Section 162(m)” for a description of the material provisions of our 2006 Equity Incentive Plan.

1998 and 2005 Stock Plans—We maintain the 1998 Stock Plan and the 2005 Stock Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers prior to October 2006. The 1998 and 2005 Stock Plans were terminated with respect to the grant of additional awards upon the effective date of the registration statement related to our initial public offering in October 2006, although we will continue to issue shares of common stock upon the exercise of stock options granted under each plan. The stock options and restricted stock grants under the 1998 and 2005 Stock Plans generally vest over four years at a rate of 25% after one year and 1/48th per month thereafter. Our stock options granted under the 1998 Stock Plan and 2005 Stock Plan generally expire after 10 years from the date of grant.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Securities Trading Policy

We have an insider trading policy that prohibits executive officers and other employees from engaging in, among other things, “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered securities), and transactions in “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like).

Employment Agreements and Change of Control Arrangements

We entered into a management retention agreement with Mr. Lauer, chairman of our board of directors and our president and chief executive officer, in March 2010 (the “Lauer Retention Agreement”), which superseded the terms of prior severance arrangements between Mr. Lauer and us. Under the terms of the Lauer Retention Agreement, if Mr. Lauer terminates his employment with us for “good reason,” or if we terminate Mr. Lauer’s employment without “cause” (as such terms are defined in the Lauer Retention Agreement), in either case outside of the period beginning on the date we enter into a binding agreement to effect a change in control and ending 12 months after our ensuing change in control (the “Change in Control Period”), Mr. Lauer will receive the following severance benefits from us, subject to his signing and not revoking a release of claims that becomes effective within 60 days of his date of termination:

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to 24 months of Mr. Lauer’s then current annual base salary;

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to Mr. Lauer’s then current target annual bonus, pro-rated to the date of termination; and

•

Mr. Lauer and his covered dependents will receive continued company-paid group health, dental and vision benefits until the earlier of (i) 18 months from the termination date or (ii) until they become covered under comparable group health, dental and vision plans of another employer.

If within the Change in Control Period, Mr. Lauer terminates his employment with us for good reason, or if we terminate Mr. Lauer’s employment without cause, Mr. Lauer will receive the same severance benefits from us as set forth above, plus 100% of his then outstanding and unvested equity awards will fully vest. Any severance payments to which Mr. Lauer is entitled will be paid by us to Mr. Lauer in cash and in full arrears on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A). We are not obligated to pay Mr. Lauer a gross-up for taxation on his severance benefits.

Assuming Mr. Lauer terminated his employment with us for good reason, or we terminated Mr. Lauer’s employment without cause, in either case outside of the Change in Control Period, on December 31, 2009 and the

Lauer Retention Agreement were in effect on that date, we would have been potentially required to pay Mr. Lauer severance payments totaling $1,060,000 and an estimated amount of up to $33,137 for COBRA health insurance premiums. Assuming such termination occurred within the Change in Control Period on December 31, 2009, the value from the acceleration of his then unvested equity awards would have been $1,368,245, calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the closing market price on December 31, 2009, which was $16.43, less the aggregate amount of applicable exercise prices.

We executed an offer letter in May 2000, as amended in August 2000, with Mr. Huizinga, our senior vice president and chief financial officer, which provides, among other things, that if we terminate Mr. Huizinga without cause, he will receive severance equal to six months of his base salary. We are not obligated to pay Mr. Huizinga a gross-up for taxation on his severance benefits. Assuming a termination without cause of Mr. Huizinga’s employment occurred on December 31, 2009, we would have been potentially required to pay Mr. Huizinga severance totaling $127,500.

We entered into a letter agreement in April 2000, as amended in August 2000, September 2007 and December 2008, with Mr. Telkamp (the “Telkamp Offer Letter”), our executive vice president of business and corporate development, which provides, among other things, that if we involuntarily or constructively terminate Mr. Telkamp without cause, subject to the effectiveness of a release of claims within 60 days of the date of termination, he will receive a lump-sum severance payment on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A) equal to six months of his base compensation, including all bonuses to which he would have been eligible to receive during that period.

We subsequently entered into a management retention agreement with Mr. Telkamp in January 2010 (the “Telkamp Retention Agreement”), which amended the terms of Mr. Telkamp’s severance benefits. Under the terms of the Telkamp Retention Agreement, if Mr. Telkamp terminates his employment with us for “good reason,” or if we terminate Mr. Telkamp’s employment without “cause” (as such terms are defined in the Telkamp Retention Agreement), in either case during the period beginning on the date of a change in control and ending 12 months thereafter (the “Effective Change in Control Period”), Mr. Telkamp will receive the following severance benefits from us, subject to his signing and not revoking a release of claims that becomes effective within 60 days of his date of termination:

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to 12 months of Mr. Telkamp’s then current annual base salary;

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to Mr. Telkamp’s then current target annual bonus, pro-rated to the date of termination;

•	100% of Mr. Telkamp’s then outstanding and unvested equity awards will fully vest; and

•

Mr. Telkamp and his covered dependents will receive continued company-paid group health, dental and vision benefits until the earlier of (i) 12 months from the termination date or (ii) until they become covered under comparable group health, dental and vision plans of another employer.

Any severance payments to which Mr. Telkamp is entitled under the Telkamp Retention Agreement will be paid by us to Mr. Telkamp in cash and in full arrears on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A).

The severance provisions set forth in the Telkamp Retention Agreement are Mr. Telkamp’s exclusive rights to severance payments and benefits in the event of termination of service during the Effective Change in Control Period. However, the Telkamp Offer Letter severance provisions continue to govern Mr. Telkamp’s severance benefits in the event of termination of service outside of the Effective Change in Control period. In either case, we are not obligated to pay Mr. Telkamp a gross-up for taxation on his severance benefits.

Assuming an involuntary or constructive termination without cause of Mr. Telkamp’s employment occurred outside of an Effective Change in Control Period on December 31, 2009, the maximum amount of severance we would have been potentially required to pay Mr. Telkamp pursuant to the Telkamp Offer Letter is $261,630. Assuming Mr. Telkamp terminated his employment with us for good reason, or we terminated Mr. Telkamp’s employment without cause, in either case within the Effective Change in Control Period, on December 31, 2009 and the Telkamp Retention Agreement were in effect on that date, we would have been potentially required to pay Mr. Telkamp severance payments totaling $440,640 and an estimated amount of up to $23,220 for COBRA health insurance premiums. The value from the acceleration of his then unvested equity awards would have been $697,808, calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the closing market price on December 31, 2009, which was $16.43, less the aggregate amount of applicable exercise prices.

We entered into a letter agreement in July 1999, as amended in August 2000, with Dr. Wang (the “Wang Offer Letter”), our executive vice president of technology and chief technology officer, which provides that if we terminate Dr. Wang without cause, he will receive severance equal to six months of his base salary and all health insurance benefits to which he would have been eligible to receive during that period.

We subsequently entered into a management retention agreement with Dr. Wang in January 2010 (the “Wang Retention Agreement”), which amended the terms of Dr. Wang’s severance benefits. Under the terms of the Wang Retention Agreement, if Dr. Wang terminates his employment with us for “good reason,” or if we terminate Dr. Wang’s employment without “cause” (as such terms are defined in the Wang Retention Agreement), in either case during the Effective Change in Control Period, Dr. Wang will receive the following severance benefits from us, subject to his signing and not revoking a release of claims that becomes effective within 60 days of his date of termination:

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to 12 months of Dr. Wang’s then current annual base salary;

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to Dr. Wang’s then current target annual bonus, pro-rated to the date of termination;

•	100% of Dr. Wang’s then outstanding and unvested equity awards will fully vest; and

•

Dr. Wang and his covered dependents will receive continued company-paid group health, dental and vision benefits until the earlier of (i) 12 months from the termination date or (ii) until they become covered under comparable group health, dental and vision plans of another employer.

Any severance payments to which Dr. Wang is entitled under the Wang Retention Agreement will be paid by us to Dr. Wang in cash and in full arrears on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A).

The severance provisions set forth in the Wang Retention Agreement are Dr. Wang’s exclusive rights to severance payments and benefits in the event of termination of service during the Effective Change in Control Period. However, the Wang Offer Letter severance provisions continues to govern Dr. Wang’s severance benefits in the event of termination of service outside of the Effective Change in Control Period. In either case, we are not obligated to pay Dr. Wang a gross-up for taxation on his severance benefits.

Assuming an involuntary or constructive termination without cause of Dr. Wang’s employment occurred outside of an Effective Change in Control Period on December 31, 2009, we would have been potentially required to pay Dr. Wang pursuant to the Wang Offer Letter severance totaling $137,700.00 and an estimated amount of up to $7,984 for COBRA health insurance premiums.

Assuming Dr. Wang terminated his employment with us for good reason, or we terminated Dr. Wang’s employment without cause, in either case within the Effective Change in Control Period, on December 31, 2009 and the Wang Retention Agreement were in effect on that date, we would have been potentially required to pay

Dr. Wang severance payments totaling $440,640 and an estimated amount of up to $15,969 for COBRA health insurance premiums. The value from the acceleration of his then unvested equity awards would have been $716,883, calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the closing market price on December 31, 2009, which was $16.43, less the aggregate amount of applicable exercise prices.

We have not entered into employment agreements with any of the Named Executive Officers that specify a fixed term of employment. The employment of each Named Executive Officer with us is “at will.”

Under our 2006 Equity Incentive Plan, the board of directors or its compensation committee, as administrator of the 2006 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with certain changes in our control. In addition, equity awards granted to our non-employee directors as part of the automatic grant program for those directors will become fully vested upon a change of control of us.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,281,584	$10.56	3,180,800	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	3,281,584	$10.56	3,180,800

(1)	Consists of the 1998 Stock Plan, the 2004 Stock Plan for eHealth China, the 2005 Stock Plan and the 2006 Equity Incentive Plan.
(2)	Includes 3,180,800 shares available for issuance under the 2006 Equity Incentive Plan. Our Board of Directors determined not to grant any additional equity awards under the 1998 Stock Plan, the 2004 Stock Plan for eHealth China or the 2005 Stock Plan following the completion of our initial public offering in October 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the NASDAQ Global Market. The current members of the audit committee are Steven M. Cakebread, Scott N. Flanders and Randall S. Livingston. The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the company’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) the company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2009 and the company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee

Steven M. Cakebread

Scott N. Flanders

Randall S. Livingston

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered in 2008 and 2009 (in thousands):

	Fiscal Years Ended
	2008	2009
Audit fees(1)	$1,827	$1,638
Audit-related fees(2)	—	18
Tax fees(3)	19	20
All other fees(4)	1	2

	$1,847	$1,678

(1)	Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, accounting advice and consultations, documentation assistance procedures to meet the requirements of the Sarbanes-Oxley Act of 2002, as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees: These consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees: These fees consist of professional services rendered for tax compliance, tax planning, tax return preparation and technical tax advice.
(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Required Vote and Board of Directors Recommendation

Ratification of Ernst and Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

The board of directors recommends a vote “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3

APPROVAL OF THE MATERIAL TERMS OF THE EHEALTH, INC. AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH INTERNAL REVENUE CODE SECTION 162(m)

We are asking our stockholders to approve the material terms of our Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”) to enable certain incentive compensation under such plan to continue to qualify as deductible “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m). Stockholder approval of the Equity Plan requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy. Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the Equity Plan.

Internal Revenue Code Section 162(m) Performance-Based Compensation

If our stockholders approve its material terms, our Equity Plan will continue to provide us with the potential benefit to take tax deductions associated with certain types of executive equity compensation.

Awards granted under the Equity Plan may be designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our chief executive officer or our three other highest paid employees (other than our chief financial officer) to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For performance-based vesting full-value awards (i.e., stock units or restricted stock granted with certain performance-based vesting milestones) granted under the Equity Plan to qualify as fully deductible “performance-based compensation” under Section 162(m), among other things, our stockholders must approve the material terms of the Equity Plan at this Annual Meeting. A favorable vote for this proposal will allow us to deduct certain executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flow. An unfavorable vote for this proposal would disallow any future tax deductions for certain executive compensation in excess of $1 million paid to our chief executive officer and our three other most highly compensated employees (other than our chief financial officer) pursuant to certain awards granted under the Equity Plan.

We strongly believe that the approval of the material terms of the Equity Plan is important to our continued success. The compensation committee of our board of directors believes that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in us, and provide an effective means of recognizing employee contributions to our success. The compensation committee believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to recruiting and retaining the highly qualified technical and other key personnel who help us meet our goals, as well as rewarding and encouraging current employees. The compensation committee believes that the ability to continue to grant equity awards in a tax-efficient manner is important to our future success.

Description of the Equity Plan

The following paragraphs provide a summary of the principal features of the Equity Plan and its operation. The amended and restated Equity Plan is set forth in its entirety as Annex A to this Proxy Statement. The following summary is qualified in its entirety by reference to the Equity Plan.

Eligibility. Employees, members of our board of directors who are not employees and consultants are eligible to participate in the Equity Plan.

Purpose. The purpose of the Equity Plan is to promote our long-term success and create stockholder value by (a) encouraging our employees, non-employee directors and other service providers to focus on our performance, (b) encouraging the attraction and retention of employees, non-employee directors and other service providers with exceptional qualifications and (c) linking our employees, non-employee directors and other service providers directly to stockholder interests through increased stock ownership. The Equity Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, stock options or stock appreciation rights.

Shares Subject to Equity Plan. A total of 2,000,000 shares of our common stock were initially authorized and reserved for issuance under the Equity Plan. Additionally, beginning in 2007, on each January 1 for the ten-year term of the Equity Plan, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan may increase pursuant to the automatic share replenishment provision under the Equity Plan. This automatic share replenishment provision provides for an increase in the number of shares of our common stock authorized and reserved for issuance under the Equity Plan in an amount equal to the least of (A) four percent of the number of outstanding shares of common stock as of such January 1, (B) one million five hundred thousand (1,500,000) shares, or (C) an amount determined by our board of directors. The shares available for grant under the Equity Plan were automatically increased pursuant to the automatic share replenishment provision by 869,957 shares in 2007, 987,473 shares in 2008, 1,001,637 shares in 2009, and 936,669 shares in 2010. As of March 31, 2010, 1,929,714 shares of our common stock were subject to awards currently outstanding under the Equity Plan and 3,696,332 shares of our common stock remain available for issuance.

In the event of a stock split or similar recapitalization, appropriate adjustments will automatically be made to the Equity Plan share pool, outstanding awards, the annual limits applicable to Equity Plan awards, and the exercise price of options and stock appreciation rights.

Shares subject to awards under the Equity Plan which expire or are cancelled or forfeited will again become available for issuance under the Equity Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations relating to Stock Units. Only the net number of shares issued upon the exercise of stock appreciation rights will be deducted from the shares available under the Equity Plan. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in shares, reduce the number of shares issuable under the Equity Plan. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in cash, not reduce the number of shares available under the Equity Plan.

Administration. The board of directors or the compensation committee of our board of directors administers the Equity Plan. The compensation commission has complete discretion to make all decisions relating to our Equity Plan. The compensation committee may also re-price outstanding options and stock appreciation rights and modify outstanding awards in other ways.

Types of Award. Our Equity Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	restricted shares of our common stock; and

•	stock appreciation rights and stock units.

Options and Stock Appreciation Rights. The exercise price for options granted under the Equity Plan may not be less than 100% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

•	cash or cash equivalents; or any of the following, but only with the compensation committee’s consent:

•	shares of common stock that the optionee already owns;

•	an immediate exercise and sale of the option shares through a broker approved by us;

•	a full-recourse promissory note (except as prohibited by law)

•	any other legally permissible form of consideration.

A participant who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the Equity Plan shall be determined by the compensation committee, but shall not be less than 100% of the fair market value of the underlying common stock on the grant date. The settlement value of the stock appreciation right may be paid in cash or shares of common stock, as specified in the award agreement. Options and stock appreciation rights vest at the times determined by the compensation committee. In most cases, our options and stock appreciation rights will vest over a four-year period following the applicable vesting commencement date.

Awards granted to employees prior to January 1, 2008 generally expire ten years after they are granted, and awards granted to employees subsequent to January 1, 2008 generally expire seven years after the date of grant. The compensation committee may provide for a longer term, except that with respect to incentive stock options the term shall not exceed 10 years, and except that options and stock appreciation rights generally expire earlier if the participant’s service terminates earlier. No participant may receive options covering more than 250,000 shares in one fiscal year (increased to 500,000 shares in the first fiscal year of employment). Similarly, no participant may receive stock appreciation rights covering more than 250,000 shares in one fiscal year (increased to 500,000 shares in the first fiscal year of employment).

Restricted Shares and Stock Units. Restricted shares may be awarded under the Equity Plan in return for such legal consideration as the compensation committee determines, including:

•	cash or cash equivalents;

•	full-recourse promissory notes (except as prohibited by law)

•	services already provided to us; or

•	services to be provided to us in the future.

Restricted shares vest at the times determined by the compensation committee. Stock units may also be awarded under the Equity Plan. No cash consideration shall be required of the award recipients. Each award of stock units may or may not be subject to vesting and vesting, if any, shall occur upon satisfaction of the conditions specified by the compensation committee. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both, as specified in the stock unit agreement. The compensation committee may award dividend equivalents in connection with the grant of stock units. These may be paid in cash or in shares of common stock, as specified by the compensation committee. Settlement of stock units may be deferred past the vesting date, as specified by the compensation committee. No participant may receive restricted shares that are subject to performance-based vesting covering more than 250,000 shares in one fiscal year. Similarly, no participant may receive stock units that are subject to performance-based vesting covering more than 250,000 shares in one fiscal year.

Merger or Consolidation. If we are merged or consolidated, all Equity Plan awards shall be subject to the agreement of merger or consolidation, which shall provide for one or more of the following:

•	The continuation of any outstanding awards by us (if we are the surviving corporation);

•	The assumption or substitution of any outstanding awards by the surviving corporation or its parent;

•	Accelerated vesting of outstanding options and stock appreciation rights, followed by their cancellation;

•

The cancellation of any outstanding options and stock appreciation rights in exchange for a payment (in cash or stock) equal to the per share price received in the transaction less the exercise price. Such payment may be subject to the vesting schedule of the cancelled option or SAR; and

•

The cancellation of any outstanding stock units in exchange for a payment (in cash or stock) equal to the value of the underlying shares if any, on the date of the merger or consolidation. Such payment may be subject to the vesting schedule of the cancelled stock unit.

Amendment or Termination. Our board of directors may amend or terminate the Equity Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The Equity Plan will continue in effect for ten years from its initial Board adoption date on April 17, 2006, unless the board of directors decides to terminate the plan earlier.

Performance Goals. The compensation committee (in its discretion) may make performance goals applicable to a participant with respect to an award under the Equity Plan, including but not limited to restricted stock and stock units. If the compensation committee desires that an award qualify as performance-based compensation under Code Section 162(m), then, at the compensation committee’s discretion, one or more of the following performance goals may apply:

(i) cash flow (including operating cash flow or free cash flow); (ii) revenue (on an absolute basis or adjusted for currency effects); (iii) gross margin; (iv) operating expenses or operating expenses as a percentage of revenue; (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA); (vi) earnings per share; (vii) stock price; (viii) return on equity; (ix) total stockholder return; (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index; (xi) return on capital; (xii) return on assets or net assets; (xiii) return on investment; (xiv) economic value added; (xv) operating income or net operating income; (xvi) operating margin; (xvii) market share; (xviii) overhead or other expense reduction; (xix) credit rating; (xx) objective customer indicators; (xxi) improvements in productivity; (xxii) attainment of objective operating goals; (xxiii) objective employee metrics; (xxiv) return ratios; (xxv) objective qualitative milestones; (xxvi) other objective financial or other metrics relating to our progress or to a subsidiary, division or department of us; (xxvii) number of customers (or estimated membership, with the formulae for such estimations being objectively determinable), submitted applications or members, or approved applications or members, sold applications or members; (xxviii) conversion yields achieved from website visitors to sold members (including any sub-yield in between); (xxix) increase in membership; (xxx) cost of acquiring members or applicants; or (xxxi) retention of membership.

The performance measures listed above may apply to either us as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per-share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the compensation committee. Financial performance measures may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or may be adjusted by the compensation committee when established to exclude or include any items otherwise includable or excludable, respectively, under GAAP or under IASB Principles. The compensation committee may choose other performance goals for awards that are not intended to qualify as performance-based compensation under Code Section 162(m).

Certain United States Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the Equity Plan. Tax consequences for any particular individual may be different.

The following discussion assumes that the fair market value of our common stock on the date of exercise is greater than the per share exercise price.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, the participant generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. Restricted stock received pursuant to awards, including performance-based awards, will generally be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a holder of restricted stock does not make the election described below, the holder realizes no taxable income upon the receipt of restricted stock and we are not entitled to a deduction at such time. When the forfeiture restrictions applicable to the restricted stock lapse, the holder will realize compensation income equal to the fair market value of the shares at that time, less any amount paid for the shares, and we will generally be entitled to a corresponding deduction. Individuals receiving shares of restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the restricted stock holder elects to realize compensation income with respect to the shares when the restricted stock is granted rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the holder receives them (valued without taking the restrictions into account), less any amount paid for the shares, and we will generally be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the holder will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize capital gain or loss with respect to the shares when they are sold.

Restricted Stock Units. A participant who is granted a restricted stock unit will not recognize any compensation income upon grant. The participant will recognize compensation income equal to the amount of cash and the fair market value of the common stock delivered to the participant in settlement of the restricted stock units. We will generally be entitled to a tax deduction in the year the restricted stock unit is settled in an amount equal to the compensation income recognized by the participant.

Section 409A. Section 409A of the Code contains certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Equity Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and, as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an award under the Equity Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to each of our three most highly compensated executive officers (other than the chief financial officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (i) stockholder approval of the material terms of the Equity Plan as requested pursuant to this proposal, (ii) setting limits on the number of awards that any individual may receive, and (iii) for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met and certified by the compensation committee of our board of directors before the award actually will vest or be paid. The Equity Plan has been designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US WITH RESPECT TO THE GRANT, EXERCISE AND/OR VESTING OF AWARDS UNDER THE EQUITY PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Awards to be Granted to Certain Individuals and Groups

The number of awards (if any) that an employee, director or consultant may receive under the Equity Plan is in the discretion of the compensation committee and therefore cannot be determined in advance. Our executive officers and directors have an interest in this proposal because they are eligible to receive awards under the Equity Plan.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy is required to approve the material terms of the 2006 Equity Incentive Plan in order for us to continue to receive a federal income tax deduction for certain compensation paid under the 2006 Equity Incentive Plan.

The board of directors recommends a vote “FOR” approval of the material terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the NASDAQ Global Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2009 all Reporting Persons complied with all applicable reporting requirements.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 31, 2010.

Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be received by our secretary at our principal executive offices no less than 90 days, nor more than 120 days, prior to the one-year anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. To be timely for our 2011 Annual Meeting of Stockholders, notice by the stockholder must be received by our secretary at our principal executive offices no earlier than February 15, 2011 and no later than March 17, 2011 (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the one-year anniversary date of the 2010 Annual Meeting of Stockholders, then notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made).

ANNUAL REPORT

We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 23, 2010, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote promptly by using the Internet or telephone, or, if you requested to receive printed proxy materials, by signing and mailing the proxy or voting instruction form.

By order of the Board of Directors.

Gary L. Lauer

Chairman of the Board of Directors, President and

Chief Executive Officer

Mountain View, California

April 30, 2010

Annex A

EHEALTH, INC.

2006 EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED JUNE 15, 2010)

A-i

A-ii

EHEALTH, INC.

2006 EQUITY INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The Plan was adopted by the Board on April 17, 2006. The Plan was subsequently amended and restated on November 11, 2008 and June 15, 2010. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on the Company’s performance, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs) or SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Administrator. The Administrator shall administer the Plan.

2.2 Administrator Responsibilities. The Administrator shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and the terms of the Awards, and (d) make all other decisions relating to the operation of the Plan. The Administrator may adopt such rules or guidelines as it deems appropriate to implement the Plan and amend any Award, subject to the consent of the holder of such Award to the extent required by applicable law. The Administrator’s determinations under the Plan shall be final and binding on all persons.

2.3 Committee for Non-Officer Grants. The Board may appoint a secondary committee of the Board that may administer the Plan with respect to Employees and Consultants who are not Outside Directors and are not considered executive officers of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Administrator shall include such secondary committee.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Shares of Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of shares of Stock issued under the Plan shall not exceed (a) 2,000,000 and (b) the additional shares of Stock described in Sections 3.2 and 3.3. The number of shares of Stock that are subject to Awards outstanding at any time under the Plan shall not exceed the number of shares of Stock that then remain available for issuance under the Plan. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 11.

3.2 Annual Increase in Shares. As of January 1 of each year, commencing in 2007, the aggregate number of shares of Stock that may be issued under the Plan shall automatically increase by a number equal to the lowest of (a) 4% of the total number of shares of Stock then outstanding, (b) 1,500,000 shares of Stock or (c)  the number determined by the Administrator.

3.3 Shares Returned to Reserve. If Restricted Shares or shares of Stock issued upon the exercise of Options under the Plan are forfeited or repurchased, then such shares of Stock shall again become available for Awards under the Plan. If Stock Units, Options or SARs under the Plan are forfeited or terminate for any other reason before being exercised or settled, then the corresponding shares of Stock shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of shares of Stock (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of shares of Stock (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If the Exercise Price (or purchase price) of an Award is paid through the tender of shares of Stock, or if shares of Stock are tendered or withheld to satisfy any Company withholding obligations, the number of shares of Stock so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan.

3.4 Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall, if paid in Common Shares, be applied against the number of Common Shares that may be issued under the Plan. Any dividend equivalents paid or credited under the Plan shall, if paid in cash, not be applied against the number of Common Shares that may be issued under the Plan.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5)  of the Code are satisfied.

4.2 Other Grants. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of shares of Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 11. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 250,000 shares of Stock, except that Options granted to a new Employee in the fiscal year of the Company in which his or her Service as an Employee first commences shall not cover more than 500,000 shares of Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable and vested. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5 Effect of Change in Control. The Administrator may determine, at the time of granting an Option or thereafter, that such Option shall become vested and exercisable as to all or part of the shares of Stock subject to such Option upon certain events, such as a Change in Control or certain terminations following a Change in Control. In addition, acceleration of vesting and exercisability may be required under Section 11.3.

5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Administrator may (a) modify, reprice, extend or assume outstanding options, (b) accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price or (c) accept the cancellation of outstanding options in return for the grant of new Awards other than Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

5.7 Buyout Provisions. The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of shares of Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Stock are purchased, except that the Administrator at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Outside Director or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

6.2 Surrender of Stock. With the Administrator’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Stock that are already owned by the Optionee. Such shares of Stock shall be valued at their Fair Market Value on the date when the new shares of Stock are purchased under the Plan.

6.3 Exercise/Sale. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the shares of Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Promissory Note. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

6.5 Other Forms of Payment. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7. AUTOMATIC AWARD GRANTS TO OUTSIDE DIRECTORS.

7.1 Initial Grants. Each Outside Director who first becomes a member of the Board shall receive a one-time grant covering such number and type or types of Awards, and with such terms and conditions, including vesting, as shall be determined from time to time by the Board or its Compensation Committee, in its discretion. Such Awards shall be granted on the date when such Outside Director first joins the Board. An Outside Director who previously was an Employee shall not receive a grant under this Section 7.1.

7.2 Annual Grants. Upon the conclusion of each regular annual meeting of the Company’s stockholders, each Outside Director who will continue serving as a member of the Board thereafter shall receive an automatic grant covering such number and type or types of Awards, and with such terms and conditions, including vesting, as shall be determined from time to time by the Board or its Compensation Committee, in its discretion, except that such Awards shall not be granted in the calendar year in which the same Outside Director received the Award(s) described in Section 7.1. An Outside Director who previously was an Employee shall be eligible to receive grants under this Section  7.2.

7.3 Accelerated Exercisability. All Awards granted to an Outside Director under this Article 7 shall also become exercisable in full in the event that the Company is subject to a Change in Control before such Outside Director’s Service terminates. Acceleration of exercisability may also be required by Section 11.3.

7.4 Exercise Price. Except as provided in Section 7.7, the Exercise Price under all NSOs granted to an Outside Director under this Article 7 shall be equal to 100% of the Fair Market Value of a share of Stock on the date of grant, payable in one of the forms described in Sections 6.1, 6.2 and 6.3.

7.5 Term. All NSOs granted to an Outside Director under this Article 7 shall terminate on the earlier of (a) the date 10 years after the date of grant or (b) a date following the termination of such Outside Director’s Service, as described herein, or such earlier time as is specified by the Board or its Compensation Committee, in its discretion. If an Outside Director’s Service terminates for any reason except death or Total and Permanent Disability, then the Outside Director’s NSOs shall expire at the close of business at Company headquarters on the date three months after the Outside Director’s Service termination date. If an Outside Director dies before his or her Service terminates, then the Outside Director’s NSOs shall expire at the close of business at Company headquarters on the date 12 months after the date of death. If an Outside Director’s Service terminates because of the Outside Director’s Total and Permanent Disability, then the Outside Director’s NSOs shall expire at the close of business at Company headquarters on the date 12 months after the Outside Director’s Service termination date.

ARTICLE 8. STOCK APPRECIATION RIGHTS.

8.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2 Number of Shares. Each SAR Agreement shall specify the number of shares of Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11. SARs granted to any Optionee in a single fiscal year shall in no event pertain to more than 250,000 shares of Stock, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her Service as an Employee first commences shall not pertain to more than 500,000 shares of Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

8.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

8.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included with an ISO only at the time of grant but may be included with an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

8.5 Effect of Change in Control. The Administrator may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all shares of Stock subject to such SAR upon certain events, such as a Change in Control or certain terminations following a Change in Control. In addition, acceleration of exercisability may be required under Section 11.3.

8.6 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) shares of Stock, (b) cash or (c) a combination of shares of Stock and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of shares of Stock received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the shares of Stock subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

8.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Administrator may (a) modify, reprice, extend or assume outstanding SARs, (b) accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price or (c) accept the cancellation of outstanding SARs in return for the grant of new Awards other than SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 9. RESTRICTED SHARES.

9.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical. Restricted Shares may be granted in consideration of a reduction in the recipient’s other compensation.

9.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Participant is an Outside Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by section 13(k) of the Exchange Act. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Restricted Shares.

9.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Any vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period. In no event shall more than 250,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, subject to adjustment in accordance with Article 11. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Administrator may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested upon certain events, such as a Change in Control or certain terminations following a Change in Control.

9.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Any additional Restricted Shares that represent share dividends shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 10. STOCK UNITS.

10.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Stock Units.

10.3 Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period. In no event shall more than 250,000 Stock Units that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, subject to adjustment in accordance with Article 11. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Administrator may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested upon certain events, such as a Change in Control or certain terminations following a Change in Control. In addition, acceleration of vesting may be required under Section 11.3.

10.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one share of Stock while the Stock Unit is outstanding, which shall be subject to the terms of the Stock Unit Agreement. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of shares of Stock, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

10.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) shares of Stock or (c) any combination of both, as determined by the Administrator. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Stock over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

10.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11. ADJUSTMENTS, DISSOLUTION OR LIQUIDATION, REORGANIZATIONS.

11.1 Adjustments. In the event of a subdivision of the outstanding shares of Stock, a declaration of a dividend payable in shares of Stock or a combination or consolidation of the outstanding shares of Stock (by reclassification or otherwise) into a lesser number of shares of Stock, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2, 8.2, 9.3 and 10.3;

(c) The number of shares of Stock covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR;

(e) The number of shares of Stock covered by an Option to be granted under Article 7; or

(f) The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than shares of Stock in an amount that has a material effect on the price of shares of Stock, a recapitalization, a spin-off or a similar occurrence, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

11.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

11.3 Reorganizations. In the event that the Company is a party to a merger or consolidation, all outstanding Awards shall be subject to the agreement of merger or consolidation, which does not have to provide that all outstanding Awards (or a portion thereof) be treated in an identical manner. Such agreement shall provide for one or more of the following:

(a) The continuation of any outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of any outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for any outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of any outstanding Options and SARs and full vesting of the shares of Stock subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of any Options and SARs and full vesting of such shares of Stock may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such merger or consolidation.

(e) The cancellation of any outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the shares of Stock subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such shares of Stock are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such shares of Stock would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such shares of Stock would have vested. If the Exercise Price of the shares of Stock subject to such Options and SARs exceeds the Fair Market Value of such shares of Stock, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of any outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the shares of Stock subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 12. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of shares of Stock issued under this Plan. Such shares of Stock shall be treated for all purposes under the Plan like shares of Stock issued in settlement of Stock Units and shall, when issued, reduce the number of shares of Stock available under Article 3.

ARTICLE 13. LIMITATION ON RIGHTS.

13.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

13.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any shares of Stock covered by his or her Award prior to the time when a stock certificate for such shares of Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

13.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of shares of Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 14. WITHHOLDING TAXES.

14.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock or make any cash payment under the Plan until such obligations are satisfied.

14.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such minimum required withholding obligations by having the Company withhold all or a portion of any shares of Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Stock that he or she previously acquired. Such shares of Stock shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 15. FUTURE OF THE PLAN.

15.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the effective date of the IPO. The Plan shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 15.2 or (b) the 10th anniversary of the date when the Board adopted the Plan.

15.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

15.3 Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 16. DEFINITIONS.

16.1 “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Article 2.

16.2 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

16.3 “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

16.4 “Board” means the Company’s Board of Directors, as constituted from time to time.

16.5 “Change in Control” means:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

16.6 “Code” means the Internal Revenue Code of 1986, as amended.

16.7 “Committee” means a committee appointed by the Board that consists of one or more Board members or other individuals satisfying all applicable laws.

16.8 “Company” means eHealth, Inc., a Delaware corporation.

16.9 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

16.10 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

16.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

16.12 “Exercise Price,” in the case of an Option, means the amount for which one share of Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Stock in determining the amount payable upon exercise of such SAR.

16.13 “Fair Market Value” means the market price of shares of Stock, determined by the Administrator in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

16.14 “IPO” means the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of Stock to the public.

16.15 “ISO” means an incentive stock option described in section 422(b) of the Code.

16.16 “NSO” means a stock option not described in sections 422 or 423 of the Code.

16.17 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase shares of Stock.

16.18 “Optionee” means a person or estate who holds an Option or SAR.

16.19 “Outside Director” means a member of the Board who is not an Employee.

16.20 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

16.21 “Participant” means a person or estate who holds an Award.

16.22 “Plan” means this eHealth, Inc. 2006 Equity Incentive Plan, as amended from time to time.

16.23 “Restricted Share” means a share of Stock awarded under the Plan.

16.24 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

16.25 “SAR” means a stock appreciation right granted under the Plan.

16.26 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

16.27 “Service” means service as an Employee, Outside Director or Consultant.

16.28 “Stock” means the Common Stock of the Company.

16.29 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

16.30 “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock, as awarded under the Plan.

16.31 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

16.32 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

16.33 “Total and Permanent Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

APPENDIX A

PERFORMANCE CRITERIA FOR RESTRICTED SHARES AND STOCK UNITS

The performance goals that may be used by the Administrator may consist of any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating income or net operating income, (xvi) operating margin, (xvii) market share, (xviii) overhead or other expense reduction, (xix) credit rating, (xx) objective customer indicators, (xxi) improvements in productivity, (xxii) attainment of objective operating goals, (xxiii) objective employee metrics, (xxiv) return ratios, (xxv) objective qualitative milestones, (xxvi) other objective financial or other metrics relating to the progress of the Company or to a Subsidiary, division or department thereof, (xxvii) number of customers (or estimated membership, with the formulae for such estimations being objectively determinable), submitted applications or members, or approved applications or members, sold applications or members, (xxviii) conversion yields achieved from website visitors to sold members (including any sub-yield in between), (xxix) increase in membership, (xxx) cost of acquiring members or applicants, or (xxxi) retention of membership.

eHealth®

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MR A SAMPLE DESIGNATION (IF ANY)

ADD 1 ADD 2

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 15, 2010.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/EHTH

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

2010 Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Scott N. Flanders

For Withhold

02 - Michael D. Goldberg

For Withhold

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2010.

For Against Abstain

3. Approval of the material terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive plan to continue to enable certain incentive compensation under such plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

For Against Abstain

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

eHealth®

Proxy — eHealth, Inc.

Notice of 2010 Annual Meeting of Stockholders

The Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301

Proxy Solicited by Board of Directors for Annual Meeting — June 15, 2010 at 8:30 a.m. Pacific Daylight Time

Gary L. Lauer, Stuart M. Huizinga and Bruce A. Telkamp, or any of them (collectively, the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of eHealth, Inc. to be held on June 15, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominated directors, FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2010, and FOR the approval of the material terms of the eHealth, Inc. Amended and Restated 2006 Equity Incentive Plan to continue to enable certain incentive compensation under such plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

In their discretion, each of the Proxies are authorized to vote upon such other business as may properly come before the meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C OF THIS CARD

(Items to be voted appear on reverse side.)